Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

SUMMIT FUNDING GROUP, INC.,

THE SHAREHOLDERS OF SUMMIT FUNDING GROUP, INC.,

RICHARD L. ROSS, as the Sellers’ Representative,

FIRST FINANCIAL BANCORP.

and

FIRST FINANCIAL BANK

December 6, 2021

i

Section 8.10.	Release of Seller Guaranties	59

List of Exhibits

EXHIBIT A	-	List of Sellers
EXHIBIT B	-	Balance Sheet Preparation Principles
EXHIBIT C	-	List of Company Subsidiaries
EXHIBIT D	-	Representations and Warranties Insurance Policy Binder
EXHIBIT E	-	Pro Rata Share

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into on this December 6, 2021 by and among Summit Funding Group, Inc., a Delaware corporation (the “Company”), the Persons identified on Exhibit A hereto (each, a “Seller” and, collectively, the “Sellers”), Richard L. Ross, in his capacity as the Sellers’ Representative, First Financial Bancorp., an Ohio corporation (the “Buyer Parent”) and First Financial Bank, an Ohio state-chartered bank (the “Buyer”).

RECITALS

WHEREAS, the Buyer desires to purchase or otherwise acquire from the Sellers, and the Sellers desire to sell or otherwise convey to the Buyer, all of the Company’s issued and outstanding equity securities, on the terms and subject to the conditions set forth in this Agreement.

Now, Therefore, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

Article I
Definitions and Interpretation

Section 1.01.     Definitions. As used in this Agreement, the following initially capitalized terms shall have the meanings given to such terms in this Section 1.01:

“Actual Fraud” means:

(a)            with respect to any representation and warranty made by a Seller in Article IV, (i) such representation and warranty was inaccurate or untrue in any material respect when made (i.e., on the date of this Agreement and at and as of the Closing), (ii) such Seller had Knowledge that such representation and warranty was inaccurate or untrue in such material respect when so made or acted with such utter disregard and recklessness as to the accuracy or truth of such representation or warranty that such knowledge may be inferred, (iii) such Seller intended that the Buyer and the Buyer Parent rely on the accuracy of such representation and warranty in entering into this Agreement and consummating the transaction contemplated hereby, (iv) the Buyer and the Buyer Parent reasonably relied on the accuracy of such representation and warranty in entering into this Agreement and consummating the transaction contemplated hereby, and (v) the Buyer and the Buyer Parent actually has suffered an injury in so relying on the accuracy of such representation and warranty;

(b)            with respect to any representation and warranty made by the Company in Article V, (i) such representation and warranty was inaccurate or untrue in any material respect when made (i.e., on the date of this Agreement and at and as of the Closing), (ii) the Company had Knowledge that such representation and warranty was inaccurate or untrue in such material respect when so made or acted with such utter disregard and recklessness as to the accuracy or truth of such representation or warranty that such knowledge may be inferred, (iii) the Company intended that the Buyer and the Buyer Parent rely on the accuracy of such representation and warranty in entering into this Agreement and consummating the transaction contemplated hereby, (iv) the Buyer and the Buyer Parent actually, reasonably and justifiably relied on the accuracy of such representation and warranty in entering into this Agreement and consummating the transaction contemplated hereby, and (v) the Buyer and the Buyer Parent actually has suffered an injury in so relying on the accuracy of such representation and warranty;

(c)            with respect to any representation and warranty made by the Buyer or the Buyer Parent in Article VI, (i) such representation and warranty was inaccurate or untrue in any material respect when made (i.e., on the date of this Agreement and at and as of the Closing), (ii) the Buyer or the Buyer Parent, as applicable, had Knowledge that such representation and warranty was inaccurate or untrue in such material respect when so made or acted with such utter disregard and recklessness as to the accuracy or truth of such representation or warranty that such knowledge may be inferred, (iii) the Buyer or the Buyer Parent, as applicable, intended that the Company and the Sellers rely on the accuracy of such representation and warranty in entering into this Agreement and consummating the transaction contemplated hereby, (iv) the Company and the Sellers actually, reasonably and justifiably relied on the accuracy of such representation and warranty in entering into this Agreement and consummating the transaction contemplated hereby, and (v) the Company and the Sellers actually has suffered an injury in so relying on the accuracy of such representation and warranty.

For the avoidance of doubt, “Actual Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Adjusted Base Purchase Price” means an amount equal to:

(a)            the Base Purchase Price; plus

(b)            the Net Book Value Surplus, if any; minus

(c)            the Net Book Value Deficiency, if any.

“Adjustment Escrow Amount” means an amount equal to $500,000.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Balance Sheet Preparation Principles” means, for purposes of preparing the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet, that such balance sheets will: (a) be prepared (i) as of the close of business on December 31, 2021, (ii) in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Year-End Financial Statements, and (iii) prepared in the same manner and using the same methodology as set forth in the illustrative calculation set forth on as Exhibit B; (b) include any Transaction Expenses not paid prior to or at Closing, (c) exclude and disregard the Shareholder Promissory Note Amount, the Retention Payment Amount, and the Transaction Expenses that reduce the Closing Cash Consideration and/or are paid directly by the Buyer pursuant to Section 2.04(a); and (d) disregard (i) the consummation of the transactions contemplated by this Agreement, (ii) any and all effects on the assets or liabilities of the Target Companies as a result of any financing or refinancing arrangements entered into in connection with the Closing or at any time thereafter, in each case by or on behalf of the Buyer or any of its Affiliates, (iii) any other transaction entered into by, or at the direction of, the Buyer in connection with, or occurring after, the consummation of the transactions contemplated hereby, (iv) any impact of purchase accounting, and (v) any changes to the business of any Target Company after the Closing, including with respect to accounting, books and records or policies and procedures.

“Base Level of Originations” means the amount set forth in Schedule 2.05 for each Earn-Out Calculation Period.

“Base Net Book Value” means $33,100,000.

“Base Purchase Price” means an amount equal to $121,500,000.

“Benefit Plans” means each and every pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, medical, vision, dental, disability, welfare, Code Section 125 cafeteria, Code Section 501(c)(9), adoption/dependent/employee assistance, tuition, fringe benefit agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Target Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Target Company or any spouse or dependent of such individual, or under which, or with respect to, the Target Companies or any of their ERISA Affiliates have or may have any liability.

“Binder Agreement” means the Binder Agreement dated as of the date of this Agreement between the Buyer and the Insurer pursuant to which the Insurer has committed, subject to the satisfaction of the conditions set forth therein, to issue the R&W Insurance Policy to the Buyer as of the Closing Date.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, are authorized or required by Law to be closed for business.

“Buyer Indemnified Persons” means, collectively, the Buyer, its Affiliates and each of their respective officers, directors and shareholders (including, after the Closing, the Target Companies); and each of them individually is a “Buyer Indemnified Person”. Each Buyer Indemnified Person not a party hereto is hereby expressly made and designated as a third party beneficiary of this Agreement and shall have the right, power and authority to enforce the rights granted to him, her or it hereunder as though he, she or it were a party hereto.

“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations or financial or other condition of the Buyer and its Subsidiaries, considered together, or (b) the ability of the Buyer to consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, a “Buyer Material Adverse Effect” shall not include any event, occurrence, fact condition or change, directly or indirectly, arising out of or attributable to: (i) changes to the economy of the United States of America, the global economy, or the economies, industries or markets in which the Buyer and its Subsidiaries operate; (ii) changes resulting from the announcement, disclosure, pendency or completion of this Agreement or the transactions contemplated by this Agreement (including the threatened or actual impact on relationships of the Buyer or its Subsidiaries with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships)); (iii) changes in general regulatory or political conditions or changes in the countries, territories or political subdivisions in which the Buyer and its Subsidiaries operate; (iv) changes resulting from acts of war (whether or not declared), sabotage, military action or any act of terrorism (including cyber-terrorism), or the escalation or worsening thereof; (v) changes in the debt, financing, banking or securities markets in general; (vi) changes in Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) changes resulting from compliance with this Agreement; (viii) changes resulting from any natural or man-made disaster or acts of God (including hurricanes, tornadoes, floods, earthquakes and weather-related events) or epidemics or pandemics (including COVID-19 and any effects of COVID-19 Measures or the compliance therewith by Buyer or its Subsidiaries); or (ix) changes resulting from any failure by the Buyer or its Subsidiaries to meet any internal or published financial projections, forecasts, revenue or earnings predictions, performance measures or operating statistics (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event or occurrence referred to in clauses (i), (iii), (iv), (v) or (vi) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred to the extent, and only to the extent, that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Buyer and its Subsidiaries, considered together, compared to other participants in the commercial banking industry in which the Buyer and its Subsidiaries conduct their businesses.

“Buyer Origination” means an equipment lease or similar financing product originated, referred or sourced by the Buyer.

“Buyer Parent Change of Control” means (i) a sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Buyer Parent and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Buyer Parent, (ii) a merger, consolidation, recapitalization or other transaction in which any Person who is not an owner of an interest in the Buyer Parent on the Closing Date becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Buyer Parent, or (iii) the majority of the board of directors, trustees or managers, as applicable, of the Buyer Parent cease to continue to be members of the board of directors, trustees or managers, as applicable, of the Buyer Parent.

“Buyer Parent Common Stock” means the common stock, no par value per share, of the Buyer Parent.

“Buyer Parent Common Stock Price” means the volume weighted average price per share of Buyer Parent Common Stock on NASDAQ for the twenty (20) consecutive trading days ending on the trading day immediately preceding the announcement of the transaction, as reported by Bloomberg Finance L.P. (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events).

“Buyer Representations and Warranties” means, collectively, the representations and warranties made by the Buyer in: (a) Article VI; and (b) the certificate delivered by the Buyer pursuant to Section 9.02(d); and, each of them individually is a “Buyer Representation and Warranty”.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Cash Consideration” means the Estimated Adjusted Base Purchase Price, less the Stock Consideration Value, less the Holdback Amount, less the Escrow Amount, less the Shareholder Promissory Note Amount, less the Retention Payment Amount, less those Transaction Expenses specifically listed on Schedule 1.01 as items to be deducted from Closing Cash Consideration.1

“Closing Date” means the date on which the Closing actually occurs.

“Closing Date Shares” means all Shares issued and outstanding immediately prior to the Closing.

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or similar state Law, and the regulations and other guidance promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

1 Note to Draft: Schedule 1.01 will provide that the Closing Cash Consideration is reduced by 50% of the KBW fee and 100% of other transaction expenses paid by Buyer at closing.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations or financial or other condition of the Target Companies, considered together, or (b) the ability of the Sellers to consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, a “Company Material Adverse Effect” shall not include any event, occurrence, fact condition or change, directly or indirectly, arising out of or attributable to: (i) changes to the economy of the United States of America, the global economy, or the economies, industries or markets in which the Target Companies operate; (ii) changes resulting from the announcement, disclosure, pendency or completion of this Agreement or the transactions contemplated by this Agreement (including the threatened or actual impact on relationships of the Target Companies with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships)); (iii) changes in general regulatory or political conditions or changes in the countries, territories or political subdivisions in which the Target Companies operate; (iv) changes resulting from acts of war (whether or not declared), sabotage, military action or any act of terrorism (including cyber-terrorism), or the escalation or worsening thereof; (v) changes in the debt, financing, banking or securities markets in general; (vi) changes in Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) changes resulting from compliance with this Agreement; (viii) changes resulting from any action taken (or omitted to be taken) at the request of the Buyer; (ix) changes resulting from any matter disclosed in the Schedules; (x) changes resulting from any natural or man-made disaster or acts of God (including hurricanes, tornadoes, floods, earthquakes and weather-related events) or epidemics or pandemics (including COVID-19 and any effects of COVID-19 Measures or the Target Companies’ compliance therewith); or (xi) changes resulting from any failure by the Target Companies to meet any internal or published financial projections, forecasts, revenue or earnings predictions, performance measures or operating statistics (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event or occurrence referred to in clauses (i), (iii), (iv), (v), (vi) or (ix) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent, and only to the extent, that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Target Companies, considered together, compared to other participants in the equipment financing industry in which the Target Companies conduct their businesses.

“Company Subsidiaries” means the entities listed on Exhibit C.

“Control” (including “Controlling”, “Controlled” or “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to SARS-CoV-2 or COVID-19 (and any evolutions, variants or mutations thereof), including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Eastern Prevailing Time” means, as of any date of determination, local time on such date in New York, New York.

“Environment” means all soil, land surface or subsurface strata, surface waters, ground waters, drinking water supplies, streams, sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Laws” means all Laws concerning pollution or protection of the Environment, including all Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous substances or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is, or has been, required to be aggregated with any Target Company under Section 414 of the Code or which is under common control of a Target Company within the meaning of Section 4001(b) of ERISA.

“Escrow Agent” means U.S. Bank National Association, or another nationally recognized bank or trust company providing escrow services that is reasonably acceptable to the Buyer and the Sellers.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among the Buyer, the Sellers’ Representative and the Escrow Agent, in a customary form reasonably acceptable to the Buyer and the Sellers.

“Escrow Amount” the Adjustment Escrow Amount and the Indemnification Escrow Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Representations and Warranties” means, collectively, the representations and warranties by the Company in Section 5.15(b) and Section 5.16(b).

“Final Adjusted Base Purchase Price” means, as appropriate: (a) the Proposed Final Adjusted Base Purchase Price, if the Sellers’ Representative either (i) notifies the Buyer that it agrees with its calculation of the Proposed Final Adjusted Base Purchase Price, or (ii) fails to deliver a Purchase Price Dispute Notice to the Buyer prior to the expiration of the Purchase Price Dispute Period as provided in Section 2.06(b); (b) the Proposed Final Adjusted Base Purchase Price, with such further adjustments as the Buyer and the Sellers’ Representative may mutually agree upon in writing, if the Buyer and the Sellers’ Representative are able to resolve all of their disputes over the calculation of the Adjusted Base Purchase Price without resort to the Independent Accountants, as provided in Section 2.06(c); or (c) the Adjusted Base Purchase Price as finally determined by the Independent Accountants, taking into account all Purchase Price Resolved Items and the Independent Accountants’ determination of all Purchase Price Disputed Items, as provided in Section 2.06(d).

“Fundamental Representations and Warranties” means, collectively, the representations and warranties:

(a)     made by the Sellers (i) in Article IV, and (ii) in the certificate to be delivered pursuant to Section 9.01(d)(i); and

(b)    made by the Company in (i) Section 5.01, Section 5.02, Section 5.03, Section 5.05(a) and Section 5.25 and (ii) the certificate to be delivered pursuant to Section 9.01(d)(ii), to the extent relating to the representations made in Section 5.01, Section 5.02, Section 5.03 or Section 5.25; and

each such representation and warranty individually is a “Fundamental Representation and Warranty”.

“GAAP” means Generally Accepted Accounting Principles for financial reporting in the United States of America.

“General Representations and Warranties” means, the representations and warranties made by the Company in (i) Article V, and (ii) the certificate to be delivered pursuant to Section 9.01(d)(ii) other than and not including any Excluded Representation and Warranties, Fundamental Representations and Warranties or Tax Representations and Warranties; and, each such representation and warranty individually is a “General Representation and Warranty”.

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership of such entity; (c) if a limited partnership or limited liability partnership, the limited partnership agreement or limited liability partnership agreement and the certificate of limited partnership or limited liability partnership of such entity; (d) if a limited liability company, the articles of organization or certificate of formation and the operating agreement or limited liability company agreement of such entity; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, subscription agreements, restricted share grant agreements, share purchase agreements, share grant plans, or other agreements, plans or documents relating to the organization, management or operation of such entity or relating to the rights, duties and obligations of the equity holders of such entity with respect thereto; and (g) any amendment, modification or supplement to any of the foregoing.

“Governmental Authority” means any: (a) federal, state, local, municipal, foreign or other government or political subdivision thereof; (b) governmental authority of such government or political subdivision (including any agency, branch, department, board, commission or other similar governmental entity exercising governmental powers), to extent that the rules, regulations or orders of such authority or governmental entity have the force of Law; or (c) court or tribunal of competent jurisdiction.

“Hazardous Material” means any substance, material or waste which is currently regulated by any Governmental Authority, including any material, substance or waste defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing material, lead paint, formaldehyde and polychlorinated biphenyls.

“Holdback Amount” means $100,000, which such amount, determined by the Sellers’ Representative in his discretion (acting reasonably), is likely to be required to pay the foreseeable costs and expenses of the Sellers’ Representative incurred or likely to be incurred in connection with his duties as the Sellers’ Representative hereunder and to satisfy any liabilities or obligations of the Sellers hereunder reasonably likely to occur (other than liabilities or obligations arising under Section 10.01(a)).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means, with respect to any Person, any taxes of such Person calculated based on the net income of such Person.

“Indemnification Escrow Amount” means an amount equal to $607,500.

“Indemnified Person” means any Person entitled to indemnification under this Agreement.

“Indemnified Taxes” means, without duplication, (i) Taxes of the Target Companies for any Pre-Closing Tax Period, (ii) Losses attributable to any inaccuracy or breach of the representations and warranties set forth in Section 5.11 (including Losses attributable to items identified in Schedule 5.11 or any subsection thereof), (iii) Losses attributable to any breach of a covenant related to Taxes in this Agreement, and (iv) Transfer Taxes for which Seller is responsible for pursuant to Section 11.07.

“Indemnifying Person” means any Person required to indemnify another Person under this Agreement.

“Insurer” means Euclid Transactional, LLC, in its capacity as insurer under the R&W Insurance Policy.

“Key Employees” means Richard L. Ross, Carl Zwilling and Richard D. Ross.

“Knowledge” means:

(a)            when used in the definition of “Actual Fraud” for purposes of determining whether a Seller has knowledge that a representation and warranty made by it in Article IV was inaccurate or untrue in any material respect when made, that such Seller, if such Seller is an individual, or one or more of such Seller’s Knowledge Parties, if such Seller is not an individual, had actual, conscious knowledge and awareness that such representation and warranty was inaccurate or untrue in a material respect on the date it was made (i.e., on the date of this Agreement and at and as of the Closing Date, or as of another date specified in the specific representation and warranty);

(b)            when used in the definition of “Actual Fraud” for purposes of determining whether the Company has knowledge that a representation and warranty made by it in Article V was inaccurate or untrue in any material respect when made, that one or more of the Company’s Knowledge Parties had actual, conscious knowledge and awareness that such representation and warranty was inaccurate or untrue in a material respect on the date it was made (i.e., on the date of this Agreement and at and as of the Closing Date, or as of another date specified in the specific representation and warranty);

(c)            when used in the definition of “Actual Fraud” for purposes of determining whether the Buyer or the Buyer Parent has knowledge that a representation and warranty made by it in this Agreement was inaccurate or untrue in any material respect when made, that one or more of the Buyer’s Knowledge Parties had actual, conscious knowledge and awareness that such representation and warranty was inaccurate or untrue in a material respect on the date it was made (i.e., on the date of this Agreement and at and as of the Closing Date, or as of another date specified in the specific representation and warranty); and

(d)             when used to qualify a representation and warranty set forth in Article V, the knowledge of the Company’s Knowledge Parties of the facts and matters subject to such representation that such Knowledge Party would have obtained after a reasonable inquiry by such Knowledge Parties of the Company’s employees, if any, directly reporting to them; provided, however, for the avoidance of doubt, this clause (d) shall not be applicable with respect to the definition of “Actual Fraud”.

Except as otherwise specifically provided in clause (d) of this definition, “Knowledge” does not mean constructive or imputed knowledge and does not impose any duty or obligation of inquiry on any Person.

“Knowledge Party” means:

(a)             when used in reference to the Company, Richard L. Ross, Carl Zwilling, Richard D. Ross, Jeanette N. Dannenfelser, Karyn M. Bendure and Dan R. Hathcoat;

(b)             when used in reference to the Buyer or the Buyer Parent, Archie M. Brown, James M. Anderson and Karen B. Woods;

(c)             when used in reference to any Person (e.g., a Seller) that is an individual, such individual; and

(d)             when used in reference to any other Person (e.g., a Seller) that is not an individual, any individual who is the chief executive officer, president, chief financial officer, general counsel or an executive vice president of such Person, or any individual who holds a functionally equivalent position with such Person.

“Law” means any constitution, law, ordinance, principle of common law, code, statute, rule, regulation, or treaty of any Governmental Authority.

“Lien” means any lien, pledge, security interest, encumbrance, mortgage, or restriction.

“Litigation” means any arbitration, action, claim, audit, investigation, litigation, suit or other proceeding (whether civil, criminal, or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Loan” means a loan, line of credit or sales finance account.

“Losses” means any and all losses, damages, liabilities, judgments, fines, penalties, costs and expenses, including reasonable, documented attorneys’ fees and expenses; provided, however, that Losses shall not include any incidental, consequential, indirect, special or punitive damages (including loss of revenue, diminution in value and any damages based on any type of multiple) other than special damages or punitive damages specifically awarded: (a) to a third party (i.e., a Person that is not a Buyer Indemnified Person or a Seller Indemnified Person, or one of their respective Affiliates) in connection with a Third-Party Claim; or (b) as a remedy to the Buyer for Actual Fraud.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Net Book Value” means the amount in U.S. dollars equal to the book value of the assets of the Target Companies on a consolidated basis minus the book value of the liabilities of the Target Companies on a consolidated basis, in each case determined as of the Effective Time in accordance with the Balance Sheet Preparation Principles.

“Net Book Value Deficiency” means the absolute value of the amount by which Net Book Value is less than Base Net Book Value, if at all.

“Net Book Value Surplus” means the absolute value of the amount by which Net Book Value is greater than Base Net Book Value, if at all.

“Order” means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or any arbitrator.

“Permit” means any approval, consent, license, permit, registration, certificate, waiver or other authorization required to be obtained from any Governmental Authority or pursuant to any Law.

“Permitted Liens” means: (a) with respect to any real property (i) Liens for or relating to Taxes or assessments not yet due and payable or being contested in good faith by appropriate procedures, (ii) zoning, building code and similar restrictions and land use Laws affecting such real property, and (iii) easements, covenants, conditions and restrictions of record affecting such real property; (b) Liens for or relating to Taxes and assessments not yet due and payable or being contested in good faith by appropriate procedures; (c) worker’s, carrier’s, mechanic’s, materialman’s and similar Liens; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; (e) Liens that are immaterial in character, amount and extent, and which do not materially detract from the value of or interfere with the present or proposed use of the properties they affect; and (f) all other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, unincorporated organization, association or other entity or any Governmental Authority.

“Pre-Closing Tax Period” means, with respect to any Person, any taxable period of such Person ending before the Closing Date and, with respect to any taxable period of such Person beginning before and ending on or after the Closing Date, the portion of such taxable period ending on the day prior to the Closing Date, applying the principles set forth in Section 11.08.

“Pro Rata Share” means, with respect each Seller, a fraction (expressed as a percentage), the numerator of which is the number of Closing Date Shares owned by such Seller, and the denominator of which is the number of all Closing Date Shares, as set forth on Exhibit E.

“Purchase Price” means an amount equal to the Base Purchase Price plus, if and to the extent earned, the Earn-Out Amount.

“Purchased Shares” means, with respect to any Seller, all of the Shares owned by such Seller as of immediately prior to the Closing.

“R&W Insurance Policy” means a representations and warranties insurance policy to be issued by the Insurer to the Buyer insuring certain indemnification obligations with respect to the representations and warranties set forth in Article IV and Article V and the indemnity provided in Section 10.01(b)(iii), which policy is bound as of the date hereof pursuant to the Binder Agreement and to be in effect as of the Closing Date.

“Regulatory Agency” means any state regulatory authority, the SEC, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Ohio Department of Financial Institutions.

“Regulatory Guidance” means any guidance, advice or recommendations issued by a Regulatory Agency.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, dumping, or other releasing into or through the Environment.

“Representative” means, with respect to a particular Person, any officer, director, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, investment bankers and financial advisors.

“Retention Payment Amount” means the amounts due to employees with respect to the retention agreements described in items (i) and (ii) of Schedule 5.19(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Seller Indemnified Persons” means, collectively, the Sellers, the Sellers’ Representative, their respective Affiliates and each of their respective officers, directors and shareholders (or Persons with similar authority); and each of them individually is a “Seller Indemnified Person”. For the avoidance of doubt, from and after the Closing, no Target Company shall be deemed to be a Seller Indemnified Person. Each Seller Indemnified Person not a party hereto is hereby expressly made and designated as a third party beneficiary of this Agreement and shall have the right, power and authority to enforce the rights granted to him, her or it hereunder as though he, she or it were a party hereto.

“Seller Representations and Warranties” means, collectively: (a) the General Representations and Warranties; (b) the Excluded Representations and Warranties; (c) the Fundamental Representations and Warranties; and (d) the Tax Representations and Warranties; and, each of them individually is a “Seller Representation and Warranty”.

“Sellers’ Representative” means Richard L. Ross, and any successor thereto appointed pursuant to Article XIII, in such Person’s capacity as the Sellers’ Representative under this Agreement.

“Shareholder Promissory Note Amount” means the amounts due to shareholders of the Company pursuant to the Stock Purchase Agreement and Trust Promissory Notes described in Schedule 4.05(b).

“Shares” means, collectively, and as of any date of determination, all of the Company’s then issued and outstanding shares of common stock.

“SOFR Rate” means the rate of the secured overnight financing rate (SOFR), as published by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website (or such successor’s website), calculated on a 365-day basis.

“Stock Consideration” means the number of shares of Buyer Parent Common Stock equal to (i) the Stock Consideration Value, divided by (ii) the Buyer Parent Common Stock Price.

“Stock Consideration Value” means an amount in stock equal to $10,000,000.

“Subsidiary” has the meaning ascribed it in Rule 1-02 of SEC Regulation S-X.

“Target Companies” means, collectively, the Company and the Company Subsidiaries; and, each of them individually is a “Target Company”.

“Tax” means (i) United States federal, state, or local, or foreign tax, assessment, charge, duty, fee, levy or other similar governmental charge of any nature, including all income, capital gains, value added, sales, property, gift, estate, gross receipts, franchise, profits, capital stock, transfer, use, occupation, excise, severance, stamp, stamp duty reserve, premium, windfall profits, license, payroll, ad valorem, environmental (including taxes under Code §59A), customs, employment, withholding, real property, personal property, value added, unclaimed property obligation, escheat, alternative or add-on minimum, social security (or similar), unemployment, disability, registration and other tax, assessment, charge, duty, fee, levy or other similar governmental charge of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any separate or consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person by Law, by contract, or otherwise.

“Tax Representations and Warranties” means, collectively, the representations and warranties made by the Company in: (a) Section 5.11; and (b) the certificate to be delivered pursuant to Section 9.01(d)(ii), to the extent relating to the representations and warranties contained in Section 5.11; and, each of them individually is a “Tax Representation and Warranty”.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Transaction Expenses” means all costs, fees and expenses incurred or to be incurred by the Sellers and Target Companies in connection with this Agreement and the transactions contemplated hereby up to and including the Closing, including but not limited to the fees and expenses of their attorneys, accountants, tax advisors and other advisors for their services rendered in connection with this Agreement and the transactions contemplated hereby, and the fees and expenses described in Schedule 1.01.

Section 1.02.     Other Defined Terms. The following initially capitalized terms are defined in the sections referenced adjacent to such terms in this Section 1.02.

Defined Term	Section in which Defined
401(k) Plan	Section 8.01(b)
401(k) Plan Termination Date	Section 8.01(b)
Actual Originations	Section 2.05(a)
Adjustment Deficiency Amount	Section 2.07(b)(iii)
Adjustment Escrow Release Amount	Section 2.08(b)
Adjustment Payment Date	Section 2.07
Agreement	Preamble
Annual Earn-Out Amount	Section 2.05(a)
Annual Earn-Out Dispute Period	Section 2.05(d)
Annual Earn-Out Payment Notice	Section 2.05(c)
Annual Earn-Out Resolution Period	Section 2.05(e)
Buyer	Preamble
Buyer Breach	Section 2.05(k)
Buyer Parent	Preamble
Buyer Parent Balance Sheet	Section 6.11(c)
Buyer Parent SEC Documents	Section 6.11(a)
Buyer Tax Act	Section 11.02
Cap	Section 10.03
CARES Act	Section 5.11(j)
Clients	Section 8.04(a)
Closing Date Balance Sheet	Section 2.06(a)(i)
Closing Statement	Section 2.06(a)
Company	Preamble
Confidentiality Agreement	Section 8.02(c)
Deal Communications	Section 8.04(b)
Deductible Amount	Section 10.03
Disputed Earn-Out Items	Section 2.05(f)
Disputed Earn-Out Payment Notice	Section 2.05(e)
Earn-Out Amount	Section 2.05(a)
Earn-Out Calculation Methodology	Section 2.05(a)

Defined Term	Section in which Defined
Earn-Out Calculation Period	Section 2.05(a)(i)
Earn-Out Period	Section 2.05(a)
Earn-Out Position Statement	Section 2.05(f)
Effective Time	Section 3.01(b)
Enforceability Exceptions	Section 4.03
Equipment Leases	Section 5.10(a)
Estimated Adjusted Base Purchase Price	Section 2.03(c)
Estimated Closing Date Balance Sheet	Section 2.03(a)
Estimated Closing Statement	Section 2.03
Excess Adjustment Escrow Amount	Section 2.07(b)(ii)
Existing Agreement	Section 4.05
Final Earn-Out Calculation Statement	Section 2.05(f)
Final Purchase Price Calculation Statement	Section 2.06(e)
Financial Regulatory Laws	Section 5.15(b)
Financial Regulatory Permits	Section 5.16(b)
Financial Statements	Section 5.06
Independent Accountants	Section 2.05(f)
Intellectual Property	Section 5.22(a)
Interim Balance Sheet	Section 5.06
Interim Financial Statements	Section 5.06
Leased Real Property	Section 5.14(b)
Licensed Intellectual Property	Section 5.22(b)
Material Contract	Section 5.21(a)
Negative Adjustment Amount	Section 2.07(b)
Owned Real Property	Section 5.14(a)
Permitted Removal	Section 8.04(e)
Portfolio Report	Section 5.10
Positive Adjustment Amount	Section 2.07(a)
Pre-Closing Engagements	Section 8.04(a)
Premium Cap	Section 8.05(b)
Privileged Communications	Section 8.04(a)
Projected Earn-Out Payment Amount	Section 2.05(k)
Proposed Final Adjusted Base Purchase Price	Section 2.06(a)(iii)
Purchase Price Dispute Notice	Section 2.06(b)
Purchase Price Dispute Period	Section 2.06(b)
Purchase Price Disputed Items	Section 2.06(e)
Purchase Price Position Statement	Section 2.06(e)
Purchase Price Resolution Period	Section 2.06(d)
Purchase Price Resolved Items	Section 2.06(e)
Qsub Election	Section 5.11(r)
Real Property	Section 5.14(b)
Registrable Securities	Section 8.09
Registration Rights Agreement	Section 8.09
Registration Statement	Section 8.09

Defined Term	Section in which Defined
Residual Communication	Section 8.04(e)
Resolved Earn-Out Items	Section 2.05(f)
Restricted Communications	Section 8.04(d)
Schedule Supplement	Section 8.01(e)
Securities Act	Section 4.06
Sellers	Preamble
Seller Guaranties	Section 8.10
Sellers’ Counsel	Section 8.04(a)
Several Claim	Section 13.04
Straddle Period	Section 11.08
Target Qsub Company	Section 5.11(r)
Tax Refund	Section 11.06
Third-Party Claim	Section 10.09(a)
Transfer Taxes	Section 11.07
Year-End Balance Sheet	Section 5.06
Year-End Financial Statements	Section 5.06

Section 1.03.     Construction and Interpretation.

(a)         Section and Other References. The meanings of terms defined herein are equally applicable to the singular and plural of such defined terms. Except as otherwise specifically provided, the words “hereof”, “herein”, “hereto”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise provided in this Agreement, references herein to “Section”, “subsection”, “paragraph”, “subparagraph”, “Article”, “Exhibit” or “Schedule” refer to the sections, subsections, paragraphs, subparagraphs, articles, exhibits and schedules to this Agreement, as appropriate.

(b)         Headings. The headings of articles, sections and subsections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof.

(c)         No Strict Construction. This Agreement and all Exhibits and Schedules are a result of negotiations among the parties hereto. Accordingly, neither this Agreement nor any Exhibit or Schedule shall be construed against any party hereto because of its or its counsel’s involvement in its preparation.

(d)         Currency and Payment Methods. Except as otherwise specifically set forth herein, all references to dollars, “$” or other monetary values or currency herein shall be deemed to be references to currency of the United States of America. Any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified check or by any other method that provides immediately available funds.

(e)         Words of Inclusion. When used herein, the terms “including” and “include” mean including without limiting the generality of any description preceding such term.

(f)         Time of the Essence. Time shall be of the essence hereof.

(g)            Statutes and Regulations. Unless otherwise provided herein, any reference to any Law shall refer to such Law as in effect as of the date of this Agreement.

(h)            Payment Dates. If any payment is required to be made, or other action (including the giving of notice) is required to be taken, pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

(i)            Time Periods. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Eastern Prevailing Time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Eastern Prevailing Time on the next succeeding Business Day.

(j)            Writing. References to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, or otherwise capable of being visually reproduced at the point of reception.

(k)            Disclosure Schedules. The Schedules are organized into sections, which correspond to the sections of this Agreement and contain certain information (and in some cases copies of certain documents) called out in this Agreement. Any disclosure under one of the Schedules shall be deemed disclosed under all representations and warranties set forth in this Agreement and all other Schedules if, and to the extent that, the relevance of such disclosure to such representations and warranties or other Schedules is reasonably apparent on its face. Disclosure of any matter in a Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matters to which the representation or warranty relates, the inclusion of any matter in the Schedules does not constitute a determination by the parties hereto that any such matter is material. The disclosure of any matter in the Schedules does not imply that such matter has a greater significance, or is more material in value, than any matter that is undisclosed.

Article II
Sale of Purchased Shares and the Purchase Price

Section 2.01.            Sale of Purchased Shares. On the terms and subject to the conditions set forth herein, at the Closing and for the consideration further described in this Article II each Seller shall sell, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from each such Seller, all of such Seller’s Purchased Shares, which such Purchased Shares in the aggregate, shall be all of the issued and outstanding shares of the Company. The Buyer shall not be obligated to purchase and acquire the Purchased Shares of any Seller unless the Buyer shall simultaneously purchase and acquire the Purchased Shares of each and every Seller, thereby acquiring the Shares.

17

Section 2.02.            Purchase Price. The aggregate Purchase Price will be the sum of (a) the Base Purchase Price (subject to adjustment pursuant to Section 2.06), plus (b) if and to the extent earned, the Earn-Out Amount, as determined pursuant to Section 2.05 and in accordance with the Earn-Out Calculation Methodology, and payable as set forth in Section 2.05(h).

Section 2.03.            Delivery of Estimated Adjusted Base Purchase Price Calculation. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth:

(a)            an internally prepared, estimated consolidated balance sheet of the Target Companies (the “Estimated Closing Date Balance Sheet”) prepared in good faith and in accordance with the Balance Sheet Preparation Principles and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Date Balance Sheet was so prepared;

(b)            based on and derived from the Estimated Closing Date Balance Sheet, the Company’s good faith estimate, in reasonable detail, of Net Book Value; and

(c)            a calculation of the estimated Adjusted Base Purchase Price using the estimate described in (b) (such calculation of the Adjusted Base Purchase Price, the “Estimated Adjusted Base Purchase Price”).

After delivery of the Estimated Closing Statement, the Buyer and its accountants shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of the Company and (where applicable) the Company’s accountants and the financial information and records of Target Companies, in each case relating to the matters set forth in the Estimated Closing Statement; provided, that such review shall be in a manner that does not interfere with the normal business operations of the Company.

Section 2.04.            Payment of Estimated Adjusted Base Purchase Price and Related Amounts.

(a)            At the Closing:

(i)	the Buyer shall pay to each Seller an amount equal to Seller’s Pro Rata Share of the Closing Cash Consideration;

(ii)	the Buyer shall pay the Escrow Amount to the Escrow Agent to be held and disbursed pursuant to the Escrow Agreement;

(iii)	the Buyer shall deliver to the Sellers’ Representative evidence of shares in book entry form or certificates representing the number of shares of Buyer Parent Common Stock equal each Seller’s Pro Rata Share of the Stock Consideration; provided that if any Seller’s Pro Rata Share of the Stock Consideration would result in such Seller being entitled to a fraction of a share of Buyer Parent Common Stock, such fraction shall be rounded to the nearest whole number, with 0.5 being rounded up;

(iv)	the Buyer shall pay the Shareholder Promissory Note Amount to the holders of the Trust Promissory Notes described in Schedule 4.05(b), on behalf of the Company and as provided in payoff letters to be delivered prior to Closing;

18

(v)	the Buyer shall pay to the Company the Retention Payment Amount, for payment to the applicable employees through the Company’s payroll;

(vi)	the Buyer shall pay the Transaction Expenses to be paid at Closing by the Buyer as provided in Schedule 1.01; and

(vii)	the Buyer shall pay the Holdback Amount to the Sellers’ Representative.

(b)            If, prior to the Closing Date, the outstanding shares of Buyer Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, the Stock Consideration shall be appropriately and proportionately adjusted to give the Sellers the same economic effect as contemplated by this Agreement prior to such event.

Section 2.05.            Earn-Out Amount.

(a)            As additional consideration, if earned and only to the extent payable in accordance with and subject to the conditions in this Section 2.05 and calculated consistently with the methodology applied in the sample calculations set forth in Schedule 2.05 (the “Earn-Out Calculation Methodology”), which Schedule 2.05 is hereby incorporated herein by reference, for the calendar years following the Closing Date beginning with the calendar year ended December 31, 2022 and ending with the calendar year ended December 31, 2026 (the “Earn-Out Period”), the Buyer shall pay to Richard L. Ross an annual earn-out amount (the “Annual Earn-Out Amount” and the aggregate of the Annual Earn-Out Amounts, the “Earn-Out Amount”) based on the principal value of the actual originations of Equipment Leases and similar financing products offered by the Company or its Subsidiaries during the applicable year (“Earn-Out Calculation Period”) but excluding any working capital loans and excluding any Buyer Originations (“Actual Originations”) less the Base Level of Originations for the applicable Earn-Out Calculation Period, as set forth in Schedule 2.05, multiplied by 2.50%.

All references to the “Company” in this Section 2.05 and the corresponding schedules and exhibits mean the Company or successor entity or entities that originate Equipment Leases and similar financing products after the Closing, as the context requires.

(b)            The calculations of the Actual Originations shall be made in accordance with the Balance Sheet Preparation Principles.

(c)            The determination of whether an Annual Earn-Out Amount is due and payable under this Section 2.05 with respect to any Earn-Out Calculation Period shall be made in accordance with this Section 2.05 and consistent with the Earn-Out Calculation Methodology. On an annual basis, for the first five years following the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative a written schedule setting forth its good faith determination of the Annual Earn-Out Amount (the “Annual Earn-Out Payment Notice”), together with supporting detail therefor, not later than ten (10) Business Days after receipt by the Buyer of its audited financial statement for the applicable calendar year, but in any event no later than March 31 of the year following the applicable calendar year.

19

(d)            The Sellers’ Representative shall have thirty (30) days after receipt of the Annual Earn-Out Payment Notice (the “Annual Earn-Out Dispute Period”) to review the Annual Earn-Out Payment Notice and the calculations set forth therein. During the Annual Earn-Out Dispute Period, the Sellers’ Representative and its accountants shall be permitted to review (via electronic access, to the extent available, and otherwise during regular business hours and upon reasonable prior notice) the working papers of the Buyer and (where applicable) the Buyer’s accountants and the financial information and records of the Buyer, in each case relating to the matters set forth in the Annual Earn-Out Payment Notice; provided, that such review shall be in a manner that does not interfere with the normal business operations of the Buyer.

(e)            If the Sellers’ Representative delivers a written notice (a “Disputed Earn-Out Payment Notice”) to the Buyer within any Annual Earn-Out Dispute Period, stating that it objects to the Annual Earn-Out Payment Notice and the calculation of the Annual Earn-Out Amount as reflected therein, specifying the basis for such objection in reasonable detail (including the specific items in dispute), and setting forth the Sellers’ Representative’s proposed adjustment to the Annual Earn-Out Amount (including the proposed amounts of the disputed items), the Sellers’ Representative and the Buyer shall, for a period of thirty (30) days from the date the Disputed Earn-Out Payment Notice is delivered to the Buyer (such period, the “Annual Earn-Out Resolution Period”), use commercially reasonable efforts to amicably resolve the items in dispute. Any items so resolved by the parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.

(f)            If the Sellers’ Representative and the Buyer are unable to resolve all of the items in dispute during the Annual Earn-Out Resolution Period (the items that have been resolved by written agreement of the Buyer and the Sellers’ Representative, if any, the “Resolved Earn-Out Items” and the items that have not been so resolved, the “Disputed Earn-Out Items”), then either the Buyer (on the one hand) or the Sellers’ Representative (on the other hand) may refer the Disputed Earn-Out Items to Grant Thornton LLP or, if Grant Thornton LLP is unable or unwilling to serve, an impartial nationally recognized firm of independent certified public accountants mutually agreeable to the Buyer and the Sellers’ Representative and who has not undertaken any material engagement for the Buyer or the Sellers or any of their respective Affiliates as of such date (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Earn-Out Items only. Such referral shall be made in writing to the Independent Accountants, copies of which shall concurrently be delivered to the non-referring party hereto. The referring party shall furnish the Independent Accountants, at the time of such referral, with the Annual Earn-Out Payment Notice, the Disputed Earn-Out Payment Notice and the parties’ written agreements concerning all Resolved Earn-Out Items, if any. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the Disputed Earn-Out Items. The parties hereto shall also, within ten (10) days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written statement (a “Earn-Out Position Statement”) describing in reasonable detail their respective positions on the Disputed Earn-Out Items (copies of which will concurrently be delivered to the other parties hereto). If any party fails to timely deliver its Earn-Out Position Statement to the Independent Accountants, the Independent Accountants shall resolve the Disputed Earn-Out Items solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all Disputed Earn-Out Items, without regard to materiality, in a written determination (the “Final Earn-Out Calculation Statement”) to be delivered to each of the parties hereto within forty-five (45) days after such matter is referred to them; provided, however, that any delay in delivering the Final Earn-Out Calculation Statement shall not invalidate the Independent Accountants’ determination of the Disputed Earn-Out Items or deprive the Independent Accountants of jurisdiction to resolve the Disputed Earn-Out Items. The Final Earn-Out Calculation Statement must set forth in reasonable detail the basis for the Independent Accountants’ determination of each Disputed Earn-Out Item, which determination must be based solely on the definitions and other applicable provisions of this Agreement. The Independent Accountant shall only decide the specific items under dispute by the parties. Notwithstanding the foregoing, in no event shall the Independent Accountants assign a value to any Disputed Earn-Out Item that is greater than the highest or less than the lowest calculation thereof proposed by the Buyer and the Sellers’ Representative. The decision of the Independent Accountants as to the Disputed Earn-Out Items shall be final and binding upon the parties hereto and shall not be subject to judicial review, absent a showing of fraud or manifest error; provided, however, that nothing set forth in this Agreement shall prohibit the Buyer or the Sellers’ Representative from instituting Litigation to enforce any final determination of the Independent Accountants in any court of competent jurisdiction as provided in Section 14.04(b). The Final Earn-Out Calculation Statement shall include a calculation of the Annual Earn-Out Amount taking into account all Resolved Earn-Out Items and the Independent Accountants’ determination of all Disputed Earn-Out Items and such calculation of the Independent Accountants shall be final and binding on the parties hereto and shall become the Annual Earn-Out Amount, absent a showing of fraud or manifest error and subject to the proviso set forth in the immediately preceding sentence. The fees and expenses of the Independent Accountants incurred in the resolution of any items in dispute shall be determined by the Independent Accountants shall be paid by the party (either the Buyer, on the one hand, or Richard L. Ross, on the other hand) whose calculation of the Disputed Earn-Out Items is furthest from the Independent Accountant’s determination of the Disputed Earn-Out Items, determined in the aggregate.

20

(g)            If the Sellers’ Representative does not deliver a Disputed Earn-Out Payment Notice to the Buyer within thirty (30) days after delivery of any Annual Earn-Out Payment Notice, the Annual Earn-Out Amount specified in such Annual Earn-Out Payment Notice shall be deemed to be final and correct and shall be binding upon each of the parties hereto.

(h)            The Annual Earn-Out Amount determined to be due hereunder shall be paid (i) within ten (10) days after the earlier of the last day of the Annual Earn-Out Dispute Period or the date, if any, on which the Sellers’ Representative notifies the Buyer in writing of the acceptance of the Buyer’s determination of the Annual Earn-Out Amount as set forth in the Annual Earn-Out Payment Notice, or (ii) if there is a dispute with respect to the amount due, within ten (10) days after the final resolution of such dispute in accordance with this Section 2.05, in either case, by wire transfer of immediately available funds in the amount of the Annual Earn-Out Amount as finally determined to an account or accounts specified by the Sellers’ Representative in a writing delivered to the Buyer prior to such date.

21

(i)            Throughout the Earn-Out Period, except as required by applicable Law and Regulatory Guidance, the Buyer shall:

(i)	operate the Company as a stand-alone business, with its own management (which such management shall have general authority over the Company’s business, including, without limitation, hiring and firing authority, and allocation of resources, including financial resources, as such management sees fit) and financial statements;

(ii)	not cause a condition that leads to a resignation by a Key Employee for Good Reason (as defined in the applicable Employment Agreement) or terminate the employment of a Key Employee without Cause (as defined in the applicable Employment Agreement);

(iii)	comply with the obligations in Part I and Part II of Schedule 8.08;

(iv)	refrain from unreasonably diverting resources away from the Company, including by assigning duties to the Key Employees that are beyond the scope of their duties as outlined in the applicable Employment Agreement;

(v)	not cause or permit any Buyer Parent Change of Control or sale of all or substantially all of the business of the Target Companies (whether by merger, stock sale, asset sale, or otherwise) to occur unless the purchaser or successor entity in such transaction agrees to be bound by the obligations in this Agreement, including the obligations in this Section 2.05;

(vi)	not take any action or series of actions intended to manipulate the financial results or performance of the Company during the Earn-Out Period, or knowingly take any action or series of actions the intended effect of which is to reduce Actual Originations during the Earn-Out Period or otherwise prohibit, restrict or adversely affect the Buyer’s obligation to pay, or ability to pay, any Earn-Out Amount; and

(vii)	act in good faith and use commercially reasonable efforts to provide services to the Company on terms no less favorable than the Buyer provides to similarly situated Affiliates of the Buyer.

(j)            The Buyer and the Key Employees will work cooperatively to evaluate the potential funding by the Buyer of any material opportunities of the Company that the Key Employees reasonably believe may be beneficial to the Company.

(k)            If the Buyer or an Affiliate or successor commits a material breach of the obligations in Section 2.05(i) and does not cure such breach within thirty (30) days after written notice thereof (if such failure is capable of being cured) (a “Buyer Breach”), then the Projected Earn-Out Payment Amount for the Earn-Out Calculation Period in which the Buyer Breach occurs, as well as the Projected Earn-Out Payment Amount for each subsequent Earn-Out Calculation Period in the Earn-Out Period, if any, shall be deemed earned in full. In the event the Projected Earn-Out Payment Amount with respect to one or more Earn-Out Calculation Periods is deemed earned in full pursuant to this Section 2.05(k), the Buyer shall pay Richard L. Ross the aggregate present value of such Projected Earn-Out Payment Amounts (with the present value determined using a discount rate equal to the SOFR Rate as of the date of the Buyer Breach) within thirty (30) days of the date of the Buyer Breach. “Projected Earn-Out Payment Amount” means the amount set forth on Schedule 2.05 for each Earn-Out Calculation Period.

22

(l)            Subject to the terms of this Agreement, subsequent to the Closing, for so long as any Earn-Out Amount payment obligation is continuing, (i) the Company must continue its operations in the ordinary course of business consistent with past practice (as such past practice may be adjusted as a result of increased originations and growth of the business), including without limitation, maintenance of a comparable cost and expense structure, and (ii) the originations of Equipment Leases by the Company must adhere to the then-current credit and other standards, policies and procedures of the Buyer. Except as provided in this Section 2.05, nothing in this Agreement shall be deemed to limit the Buyer’s discretion, exercised in good faith, with respect to the management of its businesses, including its equipment leasing finance business, or its freedom to elect to implement strategic or tactical measures intended to address applicable Law or Regulatory Guidance, improve the profitability and efficiency of the Buyer’s businesses as long as such management choices or strategic or tactical measures are not intended either: (x) to prevent any Earn-Out Amount from becoming due under this Agreement; or (y) to reduce the amount of the Earn-Out Amount.

(m)            Notwithstanding anything in this Section 2.05 to the contrary, the Sellers and the Buyer hereby agree and acknowledge that (i) the contingent rights to receive any portion of the Earn-Out Amount shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute an equity or ownership interest in the Buyer, (ii) the Sellers shall have no rights as a holder of securities of the Buyer as a result of any Seller having a contingent right to receive or direct the payment of any portion of the Earn-Out Amount, and (iii) no interest shall be payable with respect to any Earn-Out Amount.

(n)            Any Earn-Out Amount paid or delivered under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.

(o)            Notwithstanding anything in this Agreement to the contrary, including Section 14.07, the parties agree that any portion of this Section 2.05 may be amended, modified and supplemented by the written agreement of the Buyer and Richard L. Ross.

Section 2.06.           Calculation of Post-Closing Adjusted Base Purchase Price.

(a)            Within sixty (60) days after the Closing Date, the Buyer shall deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth:

(i)	an internally prepared consolidated balance sheet of the Target Companies (the “Closing Date Balance Sheet”) prepared in accordance with the Balance Sheet Preparation Principles and a certificate of the Chief Financial Officer of the Buyer that the Closing Date Balance Sheet was so prepared;

(ii)	based on and derived from the Closing Date Balance Sheet, in reasonable detail, the Buyer’s calculation of Net Book Value; and

23

(iii)	a calculation of the Adjusted Base Purchase Price using the amount described in clause (ii) above (such calculation of the Adjusted Base Purchase Price, the “Proposed Final Adjusted Base Purchase Price”).

(b)            The Sellers’ Representative shall have thirty (30) days from the date the Buyer delivers the Closing Statement (such period, the “Purchase Price Dispute Period”) to notify the Buyer, in writing, as to whether the Sellers’ Representative disagrees with the Closing Statement, the Closing Date Balance Sheet, or the calculation of Net Book Value set forth on the Closing Statement and/or the calculation of the Proposed Final Adjusted Base Purchase Price, setting forth the Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ Representative’s disagreement therewith (such written notice, the “Purchase Price Dispute Notice”). During the Purchase Price Dispute Period, the Sellers’ Representative and its accountants shall be permitted to review (via electronic access, to the extent available, and otherwise during regular business hours and upon reasonable prior notice) the working papers of the Buyer and (where applicable) the Buyer’s accountants and the financial information and records of Target Companies, in each case relating to the matters set forth in the Closing Statement; provided, that such review shall be in a manner that does not interfere with the normal business operations of the Buyer.

(c)            If the Sellers’ Representative either (i) notifies the Buyer that it agrees with the Buyer’s calculation of the Proposed Final Adjusted Base Purchase Price, or (ii) does not deliver a Purchase Price Dispute Notice to the Buyer prior to the expiration of the Purchase Price Dispute Period: (y) the Buyer’s determination of the Closing Date Balance Sheet and calculations of Net Book Value and the Adjusted Base Purchase Price shall be deemed to be final and correct and shall be binding upon each of the parties hereto; and (z) the Proposed Final Adjusted Base Purchase Price shall become the Final Adjusted Base Purchase Price.

(d)            If the Sellers’ Representative delivers a Purchase Price Dispute Notice to the Buyer during the Purchase Price Dispute Period, the Sellers’ Representative and the Buyer shall, for a period of thirty (30) days from the date the Purchase Price Dispute Notice is delivered to the Buyer (such period, the “Purchase Price Resolution Period”), use commercially reasonable efforts to amicably resolve the items in dispute. Any items so resolved by the parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto. In the event the Buyer and the Sellers’ Representative are able to resolve all of the items in dispute, the calculation of the Adjusted Base Purchase Price as so agreed in writing by the Buyer and the Sellers’ Representative shall become the Final Adjusted Base Purchase Price.

24

(e)            If the Sellers’ Representative and the Buyer are unable to resolve all of the items in dispute during the Purchase Price Resolution Period (the items that have been resolved by written agreement of the Buyer and the Sellers’ Representative, if any, the “Purchase Price Resolved Items” and the items that have not been so resolved, the “Purchase Price Disputed Items”), then either the Buyer (on the one hand) or the Sellers’ Representative (on the other hand) may refer the Purchase Price Disputed Items to the Independent Accountants, who, acting as experts and not arbitrators, shall resolve the Purchase Price Disputed Items only. The referring party shall furnish the Independent Accountants, at the time of such referral, with the Closing Statement, the Purchase Price Dispute Notice and the parties’ written agreements concerning all Purchase Price Resolved Items, if any. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the Purchase Price Disputed Items. The parties hereto shall also, within ten (10) days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written statement (a “Purchase Price Position Statement”) describing in reasonable detail their respective positions on the Purchase Price Disputed Items (copies of which will concurrently be delivered to the other parties hereto). If any party fails to timely deliver its Purchase Price Position Statement to the Independent Accountants, the Independent Accountants shall resolve the Purchase Price Disputed Items solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all Purchase Price Disputed Items, without regard to materiality, in a written determination (the “Final Purchase Price Calculation Statement”) to be delivered to each of the parties hereto within forty-five (45) days after such matter is referred to them; provided, however, that any delay in delivering the Final Purchase Price Calculation Statement shall not invalidate the Independent Accountants’ determination of the Purchase Price Disputed Items or deprive the Independent Accountants of jurisdiction to resolve the Purchase Price Disputed Items. The Final Purchase Price Calculation Statement must set forth in reasonable detail the basis for the Independent Accountants’ determination of each Purchase Price Disputed Item, which determination must be based solely on the definitions and other applicable provisions of this Agreement. The Independent Accountant shall only decide the specific items under dispute by the parties. Notwithstanding the foregoing, in no event shall the Independent Accountants assign a value to any Purchase Price Disputed Item that is greater than the highest or less than the lowest calculation thereof proposed by the Buyer and the Sellers’ Representative. The decision of the Independent Accountants as to the Purchase Price Disputed Items shall be final and binding upon the parties hereto and shall not be subject to judicial review, absent a showing of fraud or manifest error; provided, however, that nothing set forth in this Agreement shall prohibit the Buyer or the Sellers’ Representative from instituting Litigation to enforce any final determination of the Independent Accountants in any court of competent jurisdiction as provided in Section 14.04(b). The Final Purchase Price Calculation Statement shall include a calculation of the Adjusted Base Purchase Price taking into account all Purchase Price Resolved Items and the Independent Accountants’ determination of all Purchase Price Disputed Items and such calculation of the Independent Accountants shall be final and binding on the parties hereto and shall become the Final Adjusted Base Purchase Price, absent a showing of fraud or manifest error and subject to the proviso set forth in the immediately preceding sentence. The fees and expenses of the Independent Accountants incurred in the resolution of any items in dispute shall be determined by the Independent Accountants and set forth on the Final Purchase Price Calculation Statement and shall be allocated and paid by the party (either the Buyer, on the one hand, or the Sellers in accordance with their respective Pro Rata Shares, on the other hand) whose calculation of the Purchase Price Disputed Items is furthest from the Independent Accountants’ determination of the Purchase Price Disputed Items, determined in the aggregate.

(f)            Any adjustments provided for in this Section 2.06 shall be deemed, for purposes of Taxes, to be adjustments to the Base Purchase Price. To the extent any fact, condition or development directly results in an adjustment to the Base Purchase Price pursuant this Section 2.06, no claim for indemnification under Article X shall be made by a party in respect of such direct adjustment (it being understood that the foregoing shall not preclude any claim for indemnification under Article X for Losses incurred by either party, directly or indirectly, resulting from, related to or arising out of any such fact, condition or development, other than to the extent it directly results in a direct adjustment to the Base Purchase Price).

25

Section 2.07.            Payment of Post-Closing Adjusted Base Purchase Price by the Buyer; Release of the Adjustment Escrow Amount. Within two (2) Business Days after the final determination of the Final Adjusted Base Purchase Price (the “Adjustment Payment Date”):

(a)            if the Final Adjusted Base Purchase Price is greater than the Estimated Adjusted Base Purchase Price (the absolute value of the amount by which the Final Adjusted Base Purchase Price exceeds the Estimated Adjusted Base Purchase Price, the “Positive Adjustment Amount”):

(i)	the Buyer shall pay the Positive Adjustment Amount to the Sellers’ Representative, for further payment to the Sellers as provided in Section 2.08 below; and

(ii)	the Buyer and the Sellers’ Representative shall jointly direct, in writing, the Escrow Agent to distribute the entirety of the Adjustment Escrow Amount (and all earnings thereon) to the Sellers’ Representative for further payment to the Sellers as provided in Section 2.08 below.

(b)            if the Final Adjusted Base Purchase Price is less than the Estimated Adjusted Base Purchase Price (the absolute value of the amount by which the Final Adjusted Base Purchase Price is less than the Estimated Adjusted Base Purchase Price, the “Negative Adjustment Amount”):

(i)	the Buyer and the Sellers’ Representative shall jointly direct, in writing, the Escrow Agent to distribute to the Buyer, from the amounts held by the Escrow Agent under the Escrow Agreement, an amount equal to the lesser of the Negative Adjustment Amount and the Adjustment Escrow Amount (and all earnings thereon); and

(ii)	if the Adjustment Escrow Amount (and all earnings thereon) is greater than the Negative Adjustment Amount (the absolute value of the amount by which the Adjustment Escrow Amount (and all earnings thereon) is greater than the Negative Adjustment Amount, the “Excess Adjustment Escrow Amount”), the Buyer and the Sellers’ Representative shall jointly direct, in writing, the Escrow Agent to distribute the Excess Adjustment Escrow Amount to the Sellers’ Representative for further payment to the Sellers as provided in Section 2.08 below; and

(iii)	if the Adjustment Escrow Amount (and all earnings thereon) is less than the Negative Adjustment Amount (the absolute value of the amount by which the Adjustment Escrow Amount (and all earnings thereon) is less than the Negative Adjustment Amount, the “Adjustment Deficiency Amount”), each Seller shall pay, or cause to be paid, to the Buyer such Seller’s Pro Rata Share of the Adjustment Deficiency Amount (it being agreed that some or all of the Adjustment Deficiency Amount may be paid by the Sellers’ Representative, for and on behalf of the Sellers, from the Holdback Amount).

26

Section 2.08.            Payment of the Final Adjusted Base Purchase Price by the Sellers’ Representative.

(a)            In the event that the Sellers’ Representative receives a Positive Adjustment Amount pursuant to Section 2.07(a)(i), within two (2) Business Days thereof, but subject to Section 13.02, the Sellers’ Representative shall pay each Seller an amount equal to such Seller’s Pro Rata Share of the Positive Adjustment Amount.

(b)            In the event that the Sellers’ Representative receives the Adjustment Escrow Amount (and all earnings thereon) pursuant to Section 2.07(a)(ii) or any Excess Adjustment Escrow Amount pursuant to Section 2.07(b)(ii) (as appropriate, the “Adjustment Escrow Release Amount”), within two (2) Business Days thereof, but subject to Section 13.02, the Sellers’ Representative shall pay each Seller such Seller’s Pro Rata Share of the Adjustment Escrow Release Amount.

Section 2.09.            Interest on the Earn-Out Amount and Final Adjusted Base Purchase Price. Any payment made pursuant to Section 2.05 or Section 2.06 following the date described in Section 2.05(h) or the Adjustment Payment Date, as applicable, shall be made together with interest thereon computed from the date described in Section 2.05(h) or the Adjustment Payment Date, as applicable, up to, but not including, the date of such payment at the SOFR Rate.

Article III
The Closing and Closing Deliveries

Section 3.01.            The Closing.

(a)            The Closing shall occur on a date to be mutually agreed upon by the parties, which date shall be no later than the third (3rd) Business Day after the satisfaction or written waiver of the conditions to Closing set forth herein (other than conditions to be satisfied at the Closing). The parties shall use their respective best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical closing. To the extent a physical closing is required, the Closing shall take place at the offices of the Company’s counsel, Taft Stettinius & Hollister LLP, in Cincinnati, Ohio.

(b)            For all purposes (including for purposes of allocating Taxes and the other financial effects of the transaction contemplated by this Agreement and the passage of title and risk of loss), the Closing shall be deemed to have occurred as of 12:01 a.m. Eastern Prevailing Time on the Closing Date (the “Effective Time”). The deliveries described below in Section 3.02, Section 3.03 and Section 3.04 shall be mutually interdependent and shall be deemed to have occurred simultaneously. Notwithstanding anything to the contrary herein set forth, no such delivery shall become effective or shall be deemed to have occurred until all of the other deliveries set forth in Section 3.02, Section 3.03 and Section 3.04 shall have occurred.

27

Section 3.02.            Closing Deliveries of each Seller. In addition to any other documents specifically required to be delivered pursuant to this Agreement, each Seller shall deliver the following to the Buyer at the Closing:

(a)            certificates representing all of the Shares, free and clear of all Liens, owned by such Seller (or duly executed stock powers), duly endorsed for transfer; and

(b)            a certificate pursuant to Treasury Regulations Section 1.1445-2(b), duly executed by such Seller, certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

Section 3.03.            Closing Deliveries of the Company. In addition to any other documents specifically required to be delivered pursuant to this Agreement, the Company shall deliver the following to the Buyer at the Closing:

(a)            a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(b)            a reasonably current certificate of good standing (or equivalent) of each Target Company issued by the Secretary of State (or its equivalent) of the jurisdiction of its formation; and

(c)            a counterpart to the Escrow Agreement, duly executed by the Sellers’ Representative.

Section 3.04.            Closing Deliveries of the Buyer. In addition to any other documents specifically required to be delivered pursuant to this Agreement, the Buyer shall deliver the following to the Sellers’ Representative (for and on behalf of the Sellers) at the Closing:

(a)            a certificate of the Secretary or Assistant Secretary of the Buyer, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the board of directors of the Buyer authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(b)            a reasonably current certificate of good standing of the Buyer issued by the Secretary of State (or its equivalent) of the jurisdiction of its incorporation; and

(c)            a counterpart to the Escrow Agreement, duly executed by the Buyer.

28

Article IV
Representations and Warranties of the Sellers

Each Seller, severally (with each Seller being responsible only for breaches of his or its representations and warranties relating to his or its Purchased Shares in this Article IV or acts or omissions, and subject to the limitations in Article X), represents and warrants to the Buyer that the statements set forth in this Article IV about such Seller are true and correct as of the date hereof (except to the extent made only as of a specified date, in which case as of such date). For the avoidance of doubt, no Seller makes any representation or warranty in this Article IV about any other Seller or about any Target Company.

Section 4.01.            Organization and Good Standing. If such Seller is not an individual, such Seller is duly organized, validly existing and in good standing (or the local Law equivalent) under the Laws of the jurisdiction of its organization.

Section 4.02.            Authority. Such Seller has full power, authority and legal capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Seller.

Section 4.03.            Enforceability. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership or other Laws of general application relating to or affecting the enforcement of creditors’ rights and remedies; (b) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (c) considerations of public policy; (d) principles of course of dealing or course of performance and standards of reasonableness that may be applied by a court to the exercise of rights and remedies and the possible unavailability of the remedy of injunctive or other equitable relief; and (e) the implied covenant of good faith and fair dealing (collectively, the “Enforceability Exceptions”).

Section 4.04.            No Conflict. Such Seller’s execution, delivery and performance of this Agreement do not, and such Seller’s consummation of the transactions contemplated by this Agreement will not: (a) if such Seller is not an individual, result in a breach of (i) any of the provisions of such Seller’s Governing Documents, or (ii) any resolution adopted by the board of directors or shareholders (or equivalent Persons) of such Seller; (b) give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement; or (c) except for such approvals, consents, authorizations, declarations, filings or registrations that may be required under the HSR Act, require such Seller to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person.

Section 4.05.            Ownership of Equity Securities. Such Seller: (a) owns (legally, beneficially and of record) the equity securities of the Company listed adjacent to the name of such Seller on Schedule 4.05(a), free and clear of any and all Liens (other than restrictions imposed by applicable securities Laws or set forth in the Existing Agreement); and (b) has the right, power and authority to sell, transfer and assign such equity securities to the Buyer as contemplated by this Agreement. Except as otherwise provided in the existing agreement disclosed on Schedule 4.05(b) (the “Existing Agreement”): (y) no Person, other than the Buyer, has any right or obligation to purchase or acquire any of the equity securities listed adjacent to such Seller’s name on Schedule 4.05(a); and (z) such Seller has no right or obligation to purchase or acquire any equity securities of the Company or any securities of the Company convertible into, or exercisable or exchangeable for, equity securities of the Company.

29

Section 4.06.            Investment Intent. Such Seller is acquiring the Stock Consideration as provided herein for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”), any applicable state blue sky Laws, or any other applicable securities Laws. Such Seller has made, independently and without reliance on the Buyer (except to the extent that such Seller has relied on the representations, warranties and covenants of the Buyer in this Agreement), its own analysis of the Stock Consideration for the purpose of acquiring the shares of Buyer Parent Common Stock that comprise the Stock Consideration, and such Seller has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Such Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Such Seller understands that the Buyer Parent Common Stock to be issued as Stock Consideration has not been registered pursuant to the Securities Act or any applicable state securities Laws, that such Buyer Parent Common Stock will be characterized as “restricted securities” under the Securities Act and that such Buyer Parent Common Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Article V
Representations and Warranties of the Company

The Company hereby represents and warrants to the Buyer that the statements set forth in this Article V are true and correct as of the date hereof (except to the extent made only as of a specified date, in which case as of such date).

Section 5.01.            Organization and Good Standing.

(a)            Each Target Company is duly organized, validly existing and in good standing (or the local Law equivalent) under the Laws of the jurisdiction of its organization.

(b)            Schedule 5.01 lists each state or other jurisdiction in which each Target Company is qualified to conduct business as a foreign entity. Each Target Company is duly qualified to do business as a foreign entity in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where its failure to be so qualified could not reasonably be expected to have a Company Material Adverse Effect.

Section 5.02.            Authority. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company.

30

Section 5.03.            Enforceability. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 5.04.            No Conflict. The Company’s execution, delivery and performance of this Agreement do not, and the Company’s consummation of the transactions contemplated by this Agreement will not: (a) result in a breach of (i) any of the provisions of the Target Companies’ Governing Documents, or (ii) any resolution adopted by the board of directors or shareholders (or equivalent Persons) of the Target Companies; (b) give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement; (c) except as set forth on Schedule 5.04(c), result in a material breach of, constitute a material default under or result in the termination or acceleration under any Material Contract; or (d) except as set forth on Schedule 5.04(d) and for such approvals, consents, authorizations, declarations, filings or registrations that may be required under the HSR Act, require any Target Company to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person.

Section 5.05.            Capitalization and Subsidiaries.

(a)            Capitalization of the Target Companies. The equity securities of each Target Company that are authorized and issued as of the date hereof are described on Schedule 5.05(a). All of the issued and outstanding equity securities of each Target Company: (i) were duly authorized and duly issued in accordance with all applicable Laws and the Governing Documents of such Target Company; and (ii) to the extent that such concept is applicable, are fully paid and non-assessable.

(b)            No Other Purchase Rights. No Person, other than the Buyer pursuant to this Agreement, has any right or privilege, whether in the form of a written or oral agreement, contract, option, warrant or otherwise, for the purchase, redemption or acquisition of any of the equity securities of any Target Company or any securities convertible into or exercisable or exchangeable for equity securities of any Target Company, except for those rights provided for in the Existing Agreement, which rights will extinguish in their entirety upon the payment of the Shareholder Promissory Note Amount. Upon the consummation of the transactions contemplated by this Agreement in accordance with its terms, the Buyer shall own, of record and beneficially, all of the Shares of the Company.

(c)            Other Contractual Rights. No Target Company has authorized, granted or issued (or agreed to authorize, grant or issue) any equity appreciation rights, phantom equity rights, equity-linked profit sharing or revenue rights, or similar rights to any Person and no such rights are currently outstanding. Except as otherwise provided in the Existing Agreements: (i) there are no voting trusts, proxies or any other agreements or understandings (written or oral) with respect to the voting of the capital stock or other equity securities of any Target Company; (ii) there are no contracts or agreements respecting, preventing or limiting the issuance, redemption, sale, transfer, pledge or redemption of any of the equity securities of any Target Company or any securities convertible into or exercisable or exchangeable for equity securities of any Target Company; and (iii) no Person has any pre-emptive or similar rights with respect to any of the equity securities of any Target Company.

31

(d)            Ownership of Subsidiaries. Except as provided on Schedule 5.05(d), no Target Company owns (directly or indirectly), and no Target Company has any right or obligation to acquire (directly or indirectly), any equity securities of any Person or any direct or indirect equity ownership interest in any other business, in each case other than another Target Company. Any Target Company that owns an equity ownership interest in another Person (including another Target Company) (a) owns (legally, beneficially and of record) such equity ownership interest free and clear of any and all Liens (other than restrictions imposed by applicable securities Laws), and (b) such equity ownership interests were duly authorized and duly issued in accordance with all applicable Laws and the Governing Documents of such other Person, and to the extent applicable, are fully paid and non-assessable.

Section 5.06.         Financial Statements. Attached to Schedule 5.06 are copies of: (a) the audited consolidated balance sheet of the Target Companies as of December 31, 2020 (the “Year-End Balance Sheet”) and the related statements of operations and income for the fiscal year then ended (collectively, the “Year-End Financial Statements”); and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2021 (the “Interim Balance Sheet”) and the related statements of operations and income, equity, and cash flow for the nine (9) months then ended (collectively, the “Interim Financial Statements”) (the Year-End Financial Statements and the Interim Financial Statements, collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the operating results and the financial condition of the Target Companies on the dates and for the periods indicated, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items. The estimates and assumptions utilized in the Financial Statements in determining the residual value of leases were made by management of the Target Companies in good faith and in the actual belief that such assumptions were reasonable when made and reflect both the historic experience of the Target Companies in marketing leased equipment at lease term end and management’s expectations as to future marketing activities and market conditions.

Section 5.07.        No Undisclosed Liabilities. Except as disclosed in the Year-End Balance Sheet or the Interim Balance Sheet or as incurred since the dates thereof in the ordinary course of business, the Target Companies do not have any liabilities or obligations that would be required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes to GAAP-compliant financial statements.

Section 5.08.         No Company Material Adverse Effect. Since the date of the Interim Balance Sheet, there has not been any Company Material Adverse Effect and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to result in a Company Material Adverse Effect.

Section 5.09.        Absence of other Changes and Events. Since the date of the Interim Balance Sheet, except as undertaken in good faith to respond to the actual or anticipated effects on the Company of SARS-CoV-2, COVID-19 (and any evolutions, variants or mutations thereof or other epidemics, pandemics or disease outbreaks) or any COVID-19 Measures, or as described on Schedule 5.09:

(a)           the Target Companies have conducted their businesses only in the ordinary course of business; and

(b)          there has not been any:

(i)	change in any Target Company’s authorized or issued equity securities;

(ii)	grant of any option or right to purchase any of any Target Company’s equity securities;

(iii)	issuance of any security convertible into or exercisable or exchangeable for an equity security of any Target Company;

(iv)	grant of any registration rights with respect to the equity securities of any Target Company;

(v)	purchase, redemption, retirement or other acquisition by any Target Company of any of its equity securities (other than in connection with the termination of employment of any employee of a Target Company);

(vi)	declaration or payment of any dividend or other distribution in respect of any Target Company’s equity securities (other than routine Tax distributions);

(vii)	amendment to the Governing Documents of any Target Company;

(viii)	increase by any Target Company of any bonuses, salaries or other compensation to any of its directors, managers, officers or employees, other than (A) as required by a written agreement disclosed as a Material Contract hereunder, or (B) adjustments to compensation made in the ordinary course of business;

(ix)	entry into any employment, severance or similar contract or agreement by any Target Company with any director, officer or employee;

(x)	adoption of, or increase in the payments to or benefits under, any Benefit Plan;

(xi)	damage to or destruction or loss of any material asset or property of any Target Company, whether or not covered by insurance;

(xii)	change in the accounting methods, estimates or assumptions used by the Target Companies not required to be made under GAAP; or

(xiii)	change or revocation of any election in respect of Taxes, adoption or change in an annual accounting period, adoption or change in any accounting method in respect of Taxes, entering into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consenting to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Tax authority or otherwise, filing any amended Tax return, or surrender of any right to claim a refund of Taxes.

Section 5.10.        Equipment Lease Portfolio.

(a)          Attached to Schedule 5.10(a) are the portfolio reports of the Target Companies as of September 30, 2021 (the “Portfolio Report”), which Portfolio Report provides the following information as to each equipment lease or equipment financing arrangement, or participations therein, in which any Target Company is a lessor or creditor and has retained ownership and not transferred or assigned its rights to a third-party (collectively, “Equipment Leases”): the lessee, a description of the equipment subject to the Equipment Lease, the commencement date and remaining term of the Equipment Lease, the regular rent payments on the Equipment Lease, and the expected residual value.

(b)          Each Equipment Lease required to be disclosed as a Material Contract (i) is evidenced by a lease agreement or other documents that are true, genuine and what they purport to be, (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions, (iii) is properly classified as an operating lease or a finance lease, as applicable, and (iv) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Equipment Lease files are being maintained and serviced, in accordance with the lease agreement or other documents, the written underwriting and servicing standards and policies of the Target Companies, and applicable Law.

(c)          As of the date hereof, except as set forth in Schedule 5.10(c), no Target Company is a party to any Equipment Lease (i) with respect to which, during the past three (3) years, any amendment has been made to the agreement under which such Equipment Lease was originally created due to concerns regarding the lessee’s ability to pay in accordance with such initial terms, other than deferments due to the SARS-CoV-2 or COVID-19 or amendments in the ordinary course of business that would not reasonably be expected to have a material impact on the overall portfolio of Equipment Leases, or (ii) with any shareholder or other owner of equity securities in, or any director, executive officer of any Target Company.

Section 5.11.        Tax Matters.

(a)          Payment and Withholding of Taxes. Each Target Company has paid all material Taxes due and payable by it as of the date hereof, whether or not shown as due on any Tax Return, pursuant to any assessment, or otherwise. Each Target Company has withheld, deducted and collected from amounts owed to any employee, creditor, independent contractor, nonresident or foreign person, any third party or other person and, to the extent required by applicable Law, paid to the proper Governmental Authority or other Person, all Taxes that such Target Company is or was required by Law to withhold, deduct or collect as of the date hereof.

(b)           Filing of Tax Returns. Except as set forth on Schedule 5.11(b), each Target Company has filed or caused to be filed on a timely basis (taking into account valid extensions) all Tax Returns that are or were required to be filed by it pursuant to applicable Law as of the date hereof. All such Tax Returns are true, correct and complete in all material respects. No Target Company has received any written notice from any Governmental Authority in a jurisdiction where such Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No material extensions or waivers of statutes of limitations have been given or requested by any Target Company with respect to any Taxes, and no such extension or waiver of statutes of limitations is currently in effect or the subject of an outstanding request. Each Target Company has complied in all material respects with all applicable information reporting requirements in connection with amounts paid to any Person.

(c)          Tax Agreements. There is no Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (excluding any contract that does not primarily relate to Taxes) to which any Target Company is bound. No Target Company is a party to or bound by any closing agreement or offer in compromise with any taxing authority (including a closing agreement pursuant to Code Section 7121).

(d)          Tax Litigation and Rulings. No Target Company is a party to or subject of any Litigation, relating to Taxes or Tax Returns, and, to the Knowledge of the Company, no such Litigation has been asserted or threatened against any Target Company. Except as set forth on Schedule 5.11(d), no Target Company has received written notice of any claim, action, inquiry or audit with respect to Taxes of the Target Company within the four (4) year period ending on the date of this Agreement. There is no investigation by any Tax authority presently pending or, to the Knowledge of the Company, threatened with respect to the Company. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Target Company. No Target Company has entered into a gain recognition agreement with respect to Taxes.

(e)          Tax Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable or being contested in good faith by appropriate procedures) upon the assets of any Target Company.

(f)           Consolidated Groups. No Target Company is, nor has been, a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than with the other Target Companies. No Target Company has liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract, or otherwise.

(g)          Reportable Transactions. No Target Company has been a party to, or participated in, any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(h)          No Distributions. No Target Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)           Tax Partnerships. Except as set forth in Schedule 5.11(i), no Target Company is a party to any joint venture, partnership, limited liability company agreement, or other arrangement or contract that is properly classified as a partnership for federal income Tax purposes.

(j)            CARES Act. Except as set forth on Schedule 5.11(j), No Target Company has (i) deferred (nor intends to defer) any amount of the employer’s share of any “applicable employment taxes” under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), (ii) received (nor intends to receive) any credits under the Families First Coronavirus Response Act or the CARES Act or (iii) sought (nor intends to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(k)          Section 6662. Each Target Company has (i) disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or any similar provision Law) and (ii) timely prepared or caused to be prepared all reports and other documentation necessary to avoid the imposition of any penalty under the provisions of Section 6662(e) of the Code.

(l)           Closing Agreement. Within the four (4) year period ending on the date of this Agreement, no Target Company has entered into any closing agreement with respect to Taxes with any Governmental Authority, including a closing agreement pursuant to Code Section 7121.

(m)         Certain Tax Accounting Matters. No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of tax accounting of a Target Company under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws) or otherwise made prior to the Closing Date, or a Target Company’s use of an improper method of accounting for a taxable period ending prior to the Closing Date; (ii) Target Company installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount or deferred revenue received by a Target Company prior to the Closing Date; (iv) closing agreement entered into by a Target Company with any Governmental Authority prior to the Closing Date; (v) Target Company election under Code Section 108(i); or (vi) Target Company election under Section 965(h) of the Code prior to the Closing Date.

(n)          Sales Tax. Each Target Company has properly collected and remitted any material required sales, use, value added and similar Taxes with respect to sales made or services provided to any Person and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting sales, use, value added or similar Taxes that qualify as exempt from sales or similar Taxes.

(o)          International. Except as set forth on Schedule 5.11(o), no Target Company is required to file an income Tax Return in any country other than the United States by virtue of having a permanent establishment or other place of business in such country. No Target Company has taken an action or actions that have exposed, would reasonably be expected to have exposed, or will expose, the Target Company or any Company Subsidiary to the taxing jurisdiction of a foreign country.

(p)          Power of Attorney. No power of attorney has been granted by or with respect to any Target Company with respect to any matter relating to Taxes that has not been revoked or cancelled prior to the Closing.

(q)          Transfer Pricing. All related party transactions involving each Target Company are in compliance, in all respects, with Section 482 of the Code and the U.S. Treasury Regulations thereunder and any comparable provision of state, local or foreign Tax Law. Company and each Target Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance in all material respects with applicable Tax Law.

(r)           S Corporation and Qsub. The Company has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since its formation through and including the day prior to the Closing Date, pursuant to an election made effective on January 1, 1993. With respect to the Company, since its formation under state law, it has had only one class of stock within the meaning of section 1361(b)(1)(D) of the Code and the Treasury Regulations thereunder, and each outstanding share of its stock confers identical rights to distributions and liquidation proceeds, taking into account its corporate charter, articles of incorporation, bylaws, applicable state laws, and binding agreements relating to distributions and liquidation proceeds. All stockholders of the Company (other than, for the avoidance of doubt, the Buyer) have been persons permitted to be shareholders of an S corporation pursuant to section 1361 of the Code. Schedule 5.11(r) contains a list of each Target Company for which a “qualified subchapter S subsidiary” election (a “Qsub Election”) has been made pursuant to Code section 1361(b)(3) (each, a “Target Qsub Company”). Each Target Qsub Company has been a validly electing “qualified subchapter S subsidiary” within the meaning of Code sections 1361 and 1362 at all times since its formation until the day prior to the Closing Date, pursuant to a valid Qsub Election made effective on the date specified in Schedule 5.11(r). Each Target Qsub Company is a domestic corporation and is not an ineligible corporation, in each case within the meaning of section 1361(b)(3)(B). The Company owns, and has owned at all relevant times, 100 percent of the stock of each Target Qsub Company. During the last five years, no Target Company has acquired assets from another corporation in a transaction (including a merger) in which its Tax basis for such assets was determined by reference to the Tax bases of the acquired assets in the hands of the transferor corporation. Neither the Company nor any Target Qsub Company will recognize any built-in gain under Section 1374 of the Code as a result of the transactions contemplated herein.

Section 5.12.        Ownership of Assets. Each Target Company owns all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, free and clear of any and all Liens, other than Permitted Liens and any Liens listed on Schedule 5.12.

Section 5.13.         Sufficiency of Assets. The properties and assets owned, leased, subleased or licensed by the Target Companies are sufficient, in all material respects, for the continued conduct of their business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

Section 5.14.         Real Property Matters.

(a)          Owned Real Property. Schedule 5.14(a) lists all parcels of or estates in real property in which any Target Company has an ownership interest (the “Owned Real Property”).

(b)          Leased Real Property. Schedule 5.14(b) lists all parcels of or estates in real property leased, subleased or licensed to any Target Company, or that any Target Company otherwise uses, operates or occupies and which is not owned by a Target Company (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). A true and complete copy of each lease by or to any Target Company of Leased Real Property has been made available to the Buyer by the Company.

(c)          Matters Affecting Real Property.

(i)	The Target Companies’ use of all Real Property for the purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications.

(ii)	To the Knowledge of the Company, all buildings, structures, fixtures and other improvements on all Real Property are in material compliance with all applicable Laws, including those pertaining to zoning, building and the disabled.

(iii)	To the Knowledge of the Company: (A) no part of any building, structure, fixture or other improvement set forth on any Real Property encroaches on any other real property; and (B) there are no buildings, structures, fixtures or other improvements situated on any adjoining property which encroach on any Real Property.

(iv)	All Real Property: (A) abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property and comprising a part of such Real Property; (B) is supplied with public or quasi-public utilities and other services appropriate for the operation of Target Companies’ business located thereon; and (C) is not located within any flood plain or area subject to wetlands regulation.

(v)	To the Knowledge of the Company, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that could reasonably be expected to result in the taking of all or any material part of any Real Property.

Section 5.15.         Compliance with Laws.

(a)          Each Target Company is now, and at all times during the last three (3) years has been, in material compliance with each Law that is applicable to it. No event has occurred during the last three (3) years or circumstance exists that would reasonably be expected to constitute or result in a violation by any Target Company of any applicable Law. During the last three (3) years, no Target Company has received any written notice from any Governmental Authority regarding any failure to comply in any material respect with any applicable Law. The references to “Law” in this Section 5.15(a) shall be deemed to exclude Financial Regulatory Laws.

(b)          Without limiting the foregoing, except as set forth on Schedule 5.15(b), each Target Company is now, and at all times during the last three (3) years has been, in material compliance with each Law that is applicable to it with respect to the regulation of financial institutions and financial service providers or promulgated by a Governmental Authority having authority to regulate and/or oversee financial institutions and financial service providers (“Financial Regulatory Laws”). Except as set forth on Schedule 5.15(b), no event has occurred during the last three (3) years or circumstance exists that would reasonably be expected to constitute or result in a violation by any Target Company of any Financial Regulatory Law. During the last three (3) years, no Target Company has received any written notice from any Governmental Authority regarding any failure to comply with any Financial Regulatory Law.

Section 5.16.         Licenses, Authorizations and Permits.

(a)          Schedule 5.16(a) lists each Permit that is held by each Target Company, other than Financial Regulatory Permits. Each Permit listed on Schedule 5.16(a) is valid and in full force and effect, in all material respects. With respect to each Permit listed on Schedule 5.16(a): (i) the applicable Target Company is and at all times has been in material compliance with all of the terms and requirements thereof; (ii) no event has occurred or circumstance exists that would reasonably be expected to constitute or result in a material violation of or a material failure of the applicable Target Company to comply with any term or requirement thereof; and (iii) the applicable Target Company has not received any written notice from any Governmental Authority regarding any failure to comply with any term or requirement thereof. The Permits listed on Schedule 5.16(a) collectively constitute all of the Permits necessary for the Target Companies to lawfully conduct their business in the manner currently conducted, other than Financial Regulatory Permits.

(b)          Schedule 5.16(b)(i) lists each Permit that is held by each Target Company as required by Financial Regulatory Laws (“Financial Regulatory Permits”). Each Financial Regulatory Permit listed on Schedule 5.16(b)(i) is valid and in full force and effect, in all material respects. With respect to each Financial Regulatory Permit listed on Schedule 5.16(b)(i): (i) the applicable Target Company is and at all times has been in material compliance with all of the terms and requirements thereof; (ii) no event has occurred or circumstance exists that would reasonably be expected to constitute or result in a material violation of or a material failure of the applicable Target Company to comply with any term or requirement thereof; and (iii) the applicable Target Company has not received any written notice from any Governmental Authority regarding any failure to comply with any term or requirement thereof. Except as otherwise provided on Schedule 5.16(b)(ii), the Financial Regulatory Permits listed on Schedule 5.16(b) collectively constitute all of the Financial Regulatory Permits necessary for the Target Companies to lawfully conduct their business in the manner currently conducted.

Section 5.17.         Legal and other Proceedings. Except as set forth on Schedule 5.17, there is no pending Litigation that has been commenced by or against any Target Company. To the Knowledge of the Company: (a) no such Litigation has been threatened; and (b) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as the basis for the commencement of any such Litigation. No Target Company is subject to any Order, other than Orders issued in connection with any Litigation identified on Schedule 5.17.

Section 5.18.         Environmental Matters.

(a)           Each Target Company is, and at all times during the last three (3) years has been, in material compliance with each Environmental Law applicable to it. No Target Company has received any written notice from: (i) any Governmental Authority or private citizen acting in the public interest; or (ii) the current or prior owner or operator of any real property, of any actual or potential violation by such Target Company of any Environmental Law.

(b)         To the Knowledge of the Company, there are no Hazardous Materials present on any Real Property, except for Hazardous Materials (i) stored thereon in compliance with Environmental Laws, or (ii) the presence of which does not violate any Environmental Law in any material respect.

(c)          To the Knowledge of the Company, there has been no Release of any Hazardous Materials at or from the Real Property.

Section 5.19.         Employee Benefit Matters.

(a)           Benefit Plans. Schedule 5.19(a) contains a true and complete list of each Benefit Plan. The Company has separately identified in Schedule 5.19(a) each Benefit Plan that contains a change in control provision. No Benefit Plan is maintained, sponsored, contributed to, or required to be contributed to by any Target Company for the benefit of employees outside of the United States; and no Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider. Neither any Target Company nor any current or former ERISA Affiliate of such Target Company has ever made or had an obligation to make any contributions to any multi-employer plan (as defined in ERISA Section 3(37) or 4001(a)(3)) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to the minimum funding standards of ERISA or Title IV of ERISA. With respect to each Benefit Plan, the Company has made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the three most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) if applicable, actuarial valuations and reports related to any Benefit Plans with respect to the three (3) most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or other Governmental Authority relating to the Benefit Plan.

(b)          Terminated Plans. Neither any Target Company nor any current or former ERISA Affiliate of such Target Company has terminated or taken action to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3). Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Buyer or the Target Companies other than ordinary administrative expenses typically incurred in a termination event. The Target Companies have no commitments or obligations and have not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(c)          Administration of Plans. Each Benefit Plan has been administered, operated and maintained in material compliance with its terms and any Laws applicable to such Benefit Plan, including (to the extent applicable) ERISA, COBRA, the Health Insurance Portability and Accountability Act of 1996, and the Code. With respect to each Benefit Plan that is intended to qualify under Section 401(a) or Section 501(c)(9) of the Code: (i) such Benefit Plan has received a favorable determination or opinion letter from the Internal Revenue Service; (ii) any related trusts have been determined to be exempt from taxation; and (iii) to the Knowledge of the Company, nothing has occurred since the date of such opinion or determination letter that could reasonably be expected to adversely affect such qualification or exemption. No “prohibited transactions” within the meaning of Section 406 of 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist have occurred with respect to any Benefit Plan. The Target Companies do not have liability for, and no Benefit Plan provides or promises, any post-employment or post-retirement medical, life or similar benefits (whether insured or self-insured) to any current or former director, officer, employee or independent contractor (other than coverage mandated by applicable Law, including COBRA, at the sole expense of the applicable participant). There is no pending or, to the Target Companies’ Knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(d)          Section 409A Compliance. Each plan, agreement, or arrangement currently or previously sponsored by any Target Company for the benefit of its employees that provides for the deferral of compensation subject to Code Section 409A is, and has been since January 1, 2009, properly documented in writing in accordance with the Treasury Regulations promulgated thereunder and has, since January 1, 2005, been operated in compliance with such provisions and other guidance in effect from time-to-time since such date. None of the Target Companies have any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Section 409A of the Code.

(e)          Change in Control Benefits. Except as listed on Schedule 5.19(e), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or upon the occurrence of any other event: (i) entitle any current or former employee, officer, manager, director, consultant or contractor of any Target Company to any bonus, change in control or similar payment, severance pay, unemployment compensation or any other payment or benefit; (ii) accelerate the time, payment, funding or vesting of any benefit or right (including equity-based compensation), or increase the amount of compensation due to any such individual; (iii) give rise to the payment of any amount that could subject any Person to liability for Tax under Section 4999 of the Code; (iv) limit or restrict the right of any Target Company to merge, amend, or terminate any Benefit Plan; (v) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (vi) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. None of the Target Companies have any obligation to gross-up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Section 4999 of the Code.

Section 5.20.        Labor and Employment Matters.

(a)          Compliance with Labor and Employment Laws. Each Target Company is, and during the last three (3) years has been, in compliance in all material respects with, all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, leaves, plant closings and mass layoffs, payroll taxes, occupational health and safety, employee classification, nondiscrimination, immigration, wages, hours, benefits and collective bargaining and labor relations. Except as would not be material to the Target Companies, each employee and independent contractor of, and each other individual performing any services for, the Target Companies is, and during the past three (3) years has been, properly classified in all material respects under applicable Law as a common law employee, independent contractor, leased employee or agent, and no Target Company has any material liability for the improper classification of any employees as independent contractors, exempt from the overtime requirements of the Fair Labor Standards Act or any other applicable Law, or leased employees.

(b)          Labor Matters. No Target Company is a party to any collective bargaining agreement or other labor contract. There is no labor organizational activity or labor dispute affecting any Target Company. There is not presently pending or existing, and to the Knowledge of the Company there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any Target Company. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute involving any Target Company. There is not pending or, to the Knowledge of the Company, threatened against or affecting any Target Company any Litigation relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any comparable Governmental Authority. No application or petition for an election of or for certification of a collective bargaining agent is pending with respect to any Target Company. There is no lockout of any employees by any Target Company, and no such action is contemplated by any Target Company.

(c)          Employees. Schedule 5.20(c) lists: (i) all employees, independent contractors, and consultants of the Target Companies; and (ii) for each individual described in clause (i), (A) the individual’s employer, title or position, hire date, base salary or hourly rate, aggregate compensation (including base salary/rate and commission, bonus or other incentive-based compensation), active or inactive status (and, if inactive, the reason (e.g., FMLA)), (B) the fringe benefits provided to each such individual, and (C) whether an employee has exempt or non-exempt status. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full. Except as set forth in Schedule 5.20(c), all current employees of the Target Companies are employed “at will” whose employment may be terminated without cause or notice.

(d)         To the Knowledge of the Sellers, each employee of the Target Companies is authorized and has appropriate documentation to work in the United States. Schedule 5.20(d) sets forth a true, correct and complete list of all employees of the Target Companies who are working in the United States and are not United States citizens or permanent residents. Each employee of the Target Companies required to be listed in Schedule 5.20(d) has appropriate work visas under applicable United States immigration Laws to work in his or her current position.

(e)          Except as set forth in Schedule 5.20(e), no Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of the Target Company that resolves allegations relating to discrimination or sexual harassment by either (i) an officer of the Target Companies or (ii) an employee of the Target Companies at the level of director or above. To the Knowledge of the Sellers, in the last five (5) years, there have been no allegations of discrimination or sexual harassment made against (A) any officer of any Target Company or (B) an employee of any Target Company.

Section 5.21.         Contracts and Agreements.

(a)           List of Material Contracts. Schedule 5.21(a) contains a list of each of the following contracts and other agreements (each, a “Material Contract”):

(i)	each contract or agreement to which any Target Company is a party, other than any contract or agreement included in Schedule 5.21(a)(vii), that both (A) (1) involves the performance of services or delivery of goods or materials to the Target Company of an amount or value in excess of $100,000, (2) involves the performance of services or delivery of goods or materials by the Target Company in its “Vendor Finance” division that, in the year 2020, had a value in excess of $2,400,000, or (3) involves the performance of services or delivery of goods or materials by the Target Company in its “Middle Market” division that, in the year 2020, had a value in excess of $4,900,000, and (B) in each case that is not cancellable without material penalty or without more than thirty (30) days’ notice;

(ii)	each contract or agreement pursuant to which any Target Company has incurred any material indebtedness;

(iii)	each lease by or to any Target Company of Leased Real Property;

(iv)	each contract or agreement to which any Target Company is a party containing covenants that purports to restrict such Target Company’s business activity or limit the freedom of such Target Company to engage in any line of business or to compete with any Person;

(v)	each power of attorney granted by any Target Company that is currently effective and outstanding;

(vi)	each contract or agreement to which any Target Company is a party that obligates it to make capital expenditures in excess of $100,000;

(vii)	each contract or agreement to which any Target Company is a party with an Affiliate of such Target Company or to which any Target Company is a party with an entity listed in part (1) of Schedule 5.05(d);

(viii)	each employment contract or agreement to which any Target Company is a party and that is not cancellable without material penalty or without notice;

(ix)	each independent contractor or consultant agreement to which any Target Company is a party that is not cancellable without material penalty or without more than thirty (30) days’ notice;

(x)	each collective bargaining agreement or agreement with any union or works council;

(xi)	each contract or agreement with any Governmental Authority to which any Target Company is a party; and

(xii)	each amendment, supplement and modification in respect of any of the foregoing.

(b)          Validity and Performance of Material Contracts. Each Material Contract is in full force and effect and is valid and enforceable against the applicable Target Company in accordance with its terms. The applicable Target Company is in compliance with all applicable terms and requirements of each Material Contract to which it is a party or by which it is bound. To the Knowledge of the Company, each counter-party to each Material Contract is in compliance with all applicable terms and requirements of such Material Contract. No Target Company has given to nor received from any other Person any written notice regarding any breach of, or default under, any Material Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to or by any Target Company under any Material Contract and no party thereto has made written demand for such renegotiation.

Section 5.22.         Intellectual Property.

(a)           Intellectual Property. Schedule 5.22(a) lists (i) all of the patents and patent applications that are owned by each Target Company; (ii) all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications that are owned by each Target Company; (iii) all registered and unregistered copyrights (in both published and unpublished works) owned by each Target Company; and (iv) all internet domain names of the Target Companies (collectively, the “Intellectual Property”). All of the issued patents, registered trademarks, and registered copyrights are in compliance, in all material respects, with applicable Law (including payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use, and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. No Intellectual Property has been or now is involved in any interference, reissue, reexamination or opposition proceeding. To the Knowledge of the Company, no Intellectual Property is infringed. None of the Intellectual Property used by any Target Company infringes, or to the Knowledge of the Company is alleged to infringe, any patent or other proprietary right of any other Person.

(b)          Licensed Intellectual Property. Schedule 5.22(b) lists all intellectual property rights licensed to or otherwise used by each Target Company and that is not owned by such Target Company other than commercially available, off-the-shelf software (the “Licensed Intellectual Property”).

(c)          Sufficiency of Intellectual Property. The Intellectual Property and the Licensed Intellectual Property constitute all of the intellectual property necessary for the operation of the business of the Target Companies as currently conducted.

Section 5.23.         Insurance. Schedule 5.23 lists all material policies of insurance providing coverage to each Target Company. All such policies of insurance are valid and enforceable, and are sufficient in all material respects for compliance with all applicable Laws and contracts or agreements to which the Target Companies are party. No Target Company has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication that any policy of insurance listed on Schedule 5.23 is no longer in full force or effect or that the issuer of any policy of insurance listed on Schedule 5.23 is not willing or able to perform its obligations thereunder.

Section 5.24.         Related Party Transactions. In the last three (3) years, no Seller nor any of such Seller’s Affiliates has, directly or indirectly: (a) had business dealings with any Target Company or any entity listed in part (1) of Schedule 5.05(d), other than business dealings or transactions described on Schedule 5.24; or (b) engaged in competition with any Target Company.

Section 5.25.         Brokers and Finders. Except as described on Schedule 5.25, no Target Company has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated by this Agreement.

Article VI
Representations and Warranties of the Buyer Parent and the Buyer

The Buyer Parent and the Buyer hereby represent and warrant to the Sellers and the Company that the statements set forth in this Article VI are true and correct as of the date hereof (except to the extent made only as of a specified date, in which case as of such date).

Section 6.01.         Organization and Good Standing. Each of the Buyer Parent and the Buyer is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization. The Buyer is taxable as a C corporation and files a consolidated federal income tax return with the Buyer Parent, as the consolidated parent, for United States federal income tax purposes.

Section 6.02.         Authority. Each of the Buyer Parent and the Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Buyer Parent and the Buyer. The shares of Buyer Parent Common Stock to be issued as Stock Consideration (a) will have been validly authorized if and when issued, will be validly issued, fully paid and non-assessable, and (b) no current or past shareholder of the Buyer Parent will have any preemptive right or similar rights in respect thereof.

Section 6.03.         Enforceability. This Agreement has been duly and validly executed and delivered by each of the Buyer Parent and the Buyer and constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer Parent and the Buyer in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 6.04.         No Conflict. Each of the Buyer Parent’s and the Buyer’s execution, delivery and performance of this Agreement do not, and the Buyer Parent’s and the Buyer’s consummation of the transactions contemplated by this Agreement will not: (a) result in a breach of (i) any of the provisions of the Buyer Parent’s or the Buyer’s Governing Documents, or (ii) any resolution adopted by the board of directors or shareholders (or equivalent Persons) of the Buyer Parent or the Buyer; (b) give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement; or (c) require the Buyer Parent or the Buyer to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person, except for such approvals, consents, authorizations, declarations, filings or registrations that may be required by the Ohio Division of Financial Institutions, under the HSR Act, by the Buyer Parent with the SEC of a Form D and required state “blue sky” filings and notices, and the filing by the Buyer Parent of the Registration Statement.

Section 6.05.          Legal Proceedings. There is no Litigation pending or, to the Buyer’s Knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenges or seeks, or could reasonably be expected, to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 6.06.          Independent Investigation.          The Buyer is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Target Companies as contemplated hereby. The Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial and otherwise), assets and liabilities of the Target Companies, and acknowledges that it has been provided adequate access to, and has had the opportunity to request access to, the personnel, properties, assets, premises, records and other documents and data of the Target Companies for such purpose. In making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Buyer has relied solely upon its own investigation; and the Seller Representations and Warranties.

Section 6.07.          Investment Intent. The Buyer is acquiring the equity securities of the Company as provided herein for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky Laws, or any other applicable securities Laws. The Company has made available to the Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Target Companies and to acquire such additional information about the business and financial condition of the Target Companies as the Buyer has requested, and all such information has been received by and is acceptable to the Buyer. The Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. The Buyer understands that the equity securities of the Company have not been registered pursuant to the Securities Act or any applicable state securities Laws, that the equity securities of the Company will be characterized as “restricted securities” under the Securities Act and that the equity securities of the Company cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 6.08.          Financing of Acquisition. The Buyer has adequate cash on hand, or access to credit facilities currently in place, to permit the Buyer to consummate the transactions contemplated by this Agreement without obtaining debt or equity financing from any other source.

Section 6.09.          Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and each Target Company shall be able to pay their respective debts as they become due and shall own property having a fair saleable value (if sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions) in excess of their respective liabilities (whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured or otherwise). Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and each Target Company shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or any Target Company.

47

Section 6.10.          Representations and Warranties Insurance. Attached hereto as Exhibit D is an executed, accurate and complete copy of the Binder Agreement, which includes as an exhibit an accurate and complete copy of the R&W Insurance Policy. The Buyer has delivered to the applicable insurance broker, for release as of the Closing to the Insurer and/or managing general underwriter(s) under the R&W Insurance Policy, instructions to bind the R&W Insurance Policy in accordance with the terms and conditions set forth in the Binder Agreement. Except as expressly set forth in the Binder Agreement, there are no conditions precedent to the obligation of the Insurer to issue the R&W Insurance Policy. There are no side letters or other agreements, contracts or arrangements relating to the issuance of the R&W Insurance Policy in accordance with the Binder Agreement. To the Buyer’s Knowledge, there is no fact or occurrence as of the date of this Agreement that could reasonably be expected to cause the conditions to the issuance of the R&W Insurance Policy not to be satisfied at or before the Closing, and the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Binder Agreement. The Binder Agreement has not been amended, restated or otherwise modified or waived on or prior to the date of this Agreement and the commitments of the Insurer contained in the Binder Agreement have not been withdrawn, modified or rescinded on or prior to the date of this Agreement. On or prior to the date of this Agreement, the Buyer has delivered to the Insurer (with a copy to the Sellers) an inception no claims declaration in the form required to be delivered in accordance with the Binder Agreement, and any all costs and expenses related to the R&W Insurance Policy required to cause the R&W Insurance Policy to become effective in accordance with its terms, including the total premium, underwriting costs, brokerage commission, taxes related to such policy and other fees and expenses of such policy have been paid in full, which such premiums or other fees are to be paid one-half by the Sellers and one-half by the Buyer. Notwithstanding anything to the contrary in this Agreement, the Buyer acknowledges and agrees that issuance of the R&W Insurance Policy is not a condition to the Closing and the Buyer shall remain obligated, subject only to the conditions in Section 9.01, to consummate the transactions contemplated by this Agreement.

Section 6.11.          SEC Reports and Financial Information.

(a)            An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Buyer Parent pursuant to the Securities Act or the Exchange Act since January 1, 2020 (the “Buyer Parent SEC Documents”) is publicly available through the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Buyer Parent SEC Documents complied as to form in all material respects with the applicable published requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Buyer Parent SEC Documents. None of the Buyer Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Buyer Parent, none of the Buyer Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Buyer Parent SEC Documents. None of the Buyer Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

48

(b)            Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Buyer Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Buyer Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)            Undisclosed Liabilities. The unaudited balance sheet of the Buyer Parent dated as of September 30, 2021 contained in the Buyer Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Buyer Parent Balance Sheet.” Neither the Buyer Parent nor any of its Subsidiaries has any liabilities or obligations other than those liabilities and obligations that: (i) are reflected or reserved against in the Buyer Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Buyer Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d)            NASDAQ Compliance. The Buyer is in compliance in all material respects with all of the applicable listing and corporate governance rules of NASDAQ.

Article VII
Limitations on Representations and Warranties

Section 7.01.          Certain Exclusive Representations and Warranties. The representations and warranties set forth in Sections 5.09, 5.11 and 5.19 are the Company’s sole and exclusive representations and warranties regarding Tax matters. The representations and warranties set forth in Section 5.18 are the Company’s sole and exclusive representations and warranties regarding environmental matters. The representations and warranties set forth in Section 5.19 are the Company’s sole and exclusive representations and warranties regarding employee benefit matters. The representations and warranties set forth in Sections 5.19 and 5.20 are the Company’s sole and exclusive representations and warranties regarding labor and employment matters. Notwithstanding anything to the contrary set forth herein, no other representations and warranties of the Company shall be deemed or construed to include the subject matter of any of the representations and warranties specifically delineated in this Section 7.01.

49

Section 7.02.          No Other Representations and Warranties. The Buyer hereby acknowledges that:

(a)            except for the Seller Representations and Warranties, and then subject to the limitations on such representations and warranties set forth herein, no Person (including the Sellers, the Company, their respective Affiliates and each of their respective Representatives) has made, hereby makes, or shall hereafter make or be deemed to make:

(i)	any representation or warranty, whether written or oral and whether express or implied, concerning or relating in any way to any Seller, any Shares or any Target Company, including as to the financial condition, assets, liabilities or prospects of any Target Company;

(ii)	any representation or warranty, whether written or oral and whether express or implied, as to the accuracy or completeness of any information regarding any Target Company furnished or made available to the Buyer, any of its Affiliates or any of their respective Representatives, including:

(1)	any information set forth in the Confidential Information Memorandum with respect to the Company dated Summer 2021;

(2)	any information, documents or material posted at any time to the electronic data site established for the transaction and accessible at www.kbw.firmex.com/projects/800/documents; and

(3)	any information, documents or material made available in any management presentations, functional “break-out” discussions or in response to questions or requests for information made by the Buyer or its Representatives (including as to the accuracy or completeness of any such information or documents);

(b)            notwithstanding anything to the contrary set forth herein or in any other document, instrument or agreement:

(i)	to the extent the Buyer has received any forecasts, estimates, projections, statements of intent or statements of opinion, including projected financial statements, cash flow and revenue items, results of operations, financial condition, capital expenditure budgets, other financial information, market intelligence and predictions or business plan information, including in any information memorandum, or any management presentations, (A) there are uncertainties inherent in attempting to make such projections and forecasts and (B) the Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts on the assumption (hereby confirmed by the Sellers) that such projections and forecasts were prepared or made in reasonable good faith;

50

(ii)	no Person (including the Sellers, the Company, their respective Affiliates and each of their respective Representatives) has made, hereby makes, or shall hereafter make or be deemed to make any representation or warranty, whether written or oral and whether express or implied, as to the future revenue, profitability or success of any Target Company, or as to any projections or forecasts;

(c)            in entering into this Agreement and consummating the transactions contemplated by this Agreement, the Buyer:

(i)	has relied exclusively on (A) its own independent investigation of the Company, and (B) the Seller Representations and Warranties;

(ii)	except as set forth in clause (i) has not relied on any other representation or warranty of any other Person; and

(iii)	as a substantial inducement to the Sellers and the Company entering into this Agreement and consummating the transactions contemplated by his Agreement, hereby expressly disclaims (on behalf of itself and its Affiliates) reliance on any such other representations or warranties; and

(d)            the Sellers and the Company have relied on the acknowledgment of the Buyer set forth in this Section 7.02 in entering into this Agreement and consummating the transactions contemplated by this Agreement.

Without limiting the generality of the foregoing, any representation or warranty arising from statute or otherwise in Law (including as to merchantability or fitness for any particular purpose) that relates in any way to the Sellers or any Target Company is hereby expressly disclaimed.

Section 7.03.          Survival of Representations and Warranties.

(a)            Survival of General Representations and Warranties and Excluded Representations and Warranties. No Buyer Indemnified Person shall have any right to assert a claim for any breach of or inaccuracy in any General Representation and Warranty or any Excluded Representation and Warranty, whether under Section 10.01 or otherwise, at any time after the first (1st) anniversary of the Closing Date.

(b)            Survival of Fundamental Representations and Warranties. No Buyer Indemnified Person shall have any right to assert a claim for any breach of or inaccuracy in any Fundamental Representation and Warranty, whether under Section 10.01 or otherwise, at any time after the sixth (6th) anniversary of the Closing Date.

(c)            Survival of Tax Representations and Warranties. No Buyer Indemnified Person shall have any right to assert a claim for any breach of or inaccuracy in any Tax Representation and Warranty, whether under Section 10.01 or otherwise, at any time after that is sixty (60) days after the date on which the statute of limitations applicable to the matter covered by such representation and warranty expires.

51

(d)            Survival of the Buyer’s Representations and Warranties. No Seller Indemnified Person shall have any right to assert a claim for any breach of or inaccuracy in any Buyer Representation and Warranty, whether under Section 10.02 or otherwise, at any time after the first (1st) anniversary of the Closing Date.

(e)            Contractual Statute of Limitations. The survival periods set forth above in this Section 7.03 constitute an express contractual agreement among the parties hereto to shorten or extend, as applicable, the statutes of limitation that would otherwise be applicable to the assertion of any claim for the breach of or inaccuracy in any Seller Representation and Warranty or any Buyer Representation and Warranty, as applicable. Any claim for the breach of or inaccuracy in any Seller Representation and Warranty or any Buyer Representation and Warranty that is not timely asserted prior to the applicable survival period set forth above in this Section 7.03 may not be asserted thereafter and shall be forever barred.

(f)                    Covenants and Agreements. Each covenant or agreement contained herein that is required to be performed prior to the Closing shall terminate at the Closing, and each covenant or agreement contained herein that is required to be performed after the Closing, including without limitation Sections 2.05, 2.06, 8.04, 8.05 and 8.08, shall continue in full force and effect in accordance with its terms until performed.

(g)                    Survival of Indemnification Claims. No claim for indemnification can be made after the expiration of the applicable survival period with respect to such claim; provided, however, if on or prior to the last day of the applicable survival period, and Indemnifying Person shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved.

Article VIII
Covenants and Agreements of the Parties

Section 8.01.          Pre-Closing Covenants of the Sellers and the Company.

(a)            Satisfaction of Conditions. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Sellers and the Company shall use their respective commercially reasonable efforts to cause the conditions to closing set forth in Section 9.01 below to be satisfied.

(b)            Required Approvals. As promptly as reasonably practicable after the date of this Agreement, the Sellers and the Company shall use commercially reasonable efforts to make all filings required by Law to be made by them in order to consummate the transactions contemplated by this Agreement. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Sellers and the Company shall: (i) reasonably cooperate with the Buyer with respect to all filings that the Buyer is required make in connection with the transactions contemplated by this Agreement; and (ii) reasonably cooperate with the Buyer in obtaining all consents and approvals required in connection with the transactions contemplated by this Agreement.

52

(c)            Access. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Company shall (and shall cause each of the other Target Companies to): (a) afford the Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, records and other documents and data related to it; (b) furnish the Buyer and its Representatives with such financial, operating and other data and information related to it as the Buyer and its Representatives may reasonably request; and (c) instruct its Representatives to cooperate with the Buyer and its Representatives in their investigation of the Target Companies; provided, however, that any such access, inspection and investigation shall be conducted during normal business hours, preceded by reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Target Companies. Notwithstanding anything to the contrary in this Agreement, no Target Company nor any Seller shall be required to disclose any information to the Buyer or its Representatives if such disclosure would, as determined by the Company in its sole discretion: (x) cause significant competitive harm to any Seller or Target Company or its business if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Company, which may be withheld at the Company’s sole discretion, neither the Buyer nor its Representatives shall contact any suppliers to or customers of any Target Company and neither the Buyer or any of its Representatives shall have any right to perform invasive or subsurface investigations of the Real Property. The Buyer shall, and shall cause its Representatives to, abide by the terms of Section 8.02(c) hereto with respect to any access or information provided pursuant to this Section 8.01(c).

(d)            Operation of the Target Companies Prior to Closing. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, except as expressly contemplated by this Agreement, as approved in writing by the Buyer (which approval shall not be unreasonably withheld, conditioned, or delayed), or as required by applicable Law, the Company shall (and shall cause each other Target Company to) (i) operate and maintain its assets, properties and business in substantially the same manner in which they have been operated and maintained before the date hereof, (ii) retain all Permits and Financial Regulatory Permits necessary for the Target Companies to lawfully conduct their business in the manner currently conducted, (iii) shall use commercially reasonable efforts to preserve the business organization and the relationships it currently maintains with its employees, customers and suppliers, and (iv) not make, change, or revoke any material election in respect of Taxes, adopt or change an annual tax accounting period, adopt or change any tax accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Tax authority or otherwise, file any amended Tax return, or surrender any right to claim a refund of Taxes. Unless otherwise agreed to in writing by the Buyer (such agreement not be unreasonably withheld) or as contemplated by this Agreement, from the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Company shall not (and shall not permit any other Target Company to) operate or engage in any transaction outside of the ordinary course of business.

53

(e)            Updating of Schedules. From time-to-time prior to the Closing, the Sellers and the Company shall have the right (but not the obligation) to add to, supplement or amend the Schedules with respect to (and only with respect to) any matter arising after the date hereof (each a “Schedule Supplement”). In the event a Schedule Supplement is expressly for the purpose of updating the Schedules for transactions consummated or actions first taken or manifested at the written direction, or with the written consent, of the Buyer (a “Buyer Approved Schedule Update”), such Schedule Supplement shall be deemed (solely as of the Closing Date) to automatically amend and supplement the applicable Schedules and the representations and warranties set forth in this Agreement. In no circumstances will a disclosure in any Schedule Supplement that is not a Buyer Approved Schedule Update be deemed to have cured any inaccuracy in or breach of any representation or warranty of the Sellers or the Company contained in this Agreement, including for purposes of indemnification in Article X and the conditions to closing in Section 9.01.

(f)            No Negotiation. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, neither any Seller nor the Company shall (nor shall it permit any other Target Company to), directly or indirectly, solicit or initiate any inquiries or proposals from any third party relating to any sale or business combination transaction involving any Target Company, including any sale of stock or other equity interests, the merger or consolidation of any Target Company or the sale of any Target Company’s assets or properties (other than in the ordinary course of business).

Section 8.02.          Pre-Closing Covenants of the Buyer.

(a)            Satisfaction of Conditions. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Buyer shall use commercially reasonable efforts to cause the conditions to closing set forth in Section 9.02 to be satisfied.

(b)            Required Approvals. As promptly as reasonably practicable after the date of this Agreement, the Buyer shall use commercially reasonable efforts to make all filings required by Law to be made by it in order to consummate the transactions contemplated by this Agreement. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Buyer shall: (i) reasonably cooperate with the Sellers and the Target Companies with respect to all filings that they are required to make in connection with the transactions contemplated by this Agreement; and (ii) reasonably cooperate with the Sellers and the Target Companies in obtaining all consents and approvals required in connection with the transactions contemplated by this Agreement.

54

(c)            Confidentiality. The Buyer acknowledges and agrees that the Confidentiality Agreement dated July 30, 2021 (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Buyer and its Representatives pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 8.02(c) shall nonetheless continue in full force and effect.

Section 8.03.          Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will use commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article X below).

Section 8.04.          Record Retention and Access.

(a)            The parties acknowledge that Taft Stettinius & Hollister LLP (“Sellers’ Counsel”) has acted as counsel for the Sellers and their Affiliates, including the Target Companies (the “Clients”) for various matters prior to the Closing, including in connection with this Agreement and the transactions contemplated by this Agreement (the “Pre-Closing Engagements”) and not as counsel for any other Person, including the Buyer or its Affiliates. Only the Clients will be considered clients of Sellers’ Counsel in the Pre-Closing Engagements. Accordingly, notwithstanding that the Clients are or were clients in the Pre-Closing Engagements, upon and after the Closing, all communications between any of the Clients and Sellers’ Counsel in the course of the Pre-Closing Engagements will be deemed to be attorney-client confidences that belong solely to the Sellers and not to the Buyer or any of its Affiliates (including, after the Closing, the Company), in each case so long as such communications would be subject to a privilege or protection if they were being requested in Litigation by an unrelated third party (such communications, the “Privileged Communications”).

(b)            The Buyer and its Affiliates (including, after the Closing, the Target Companies) will not have any right, title or interest (and all such right, title and interest at the Closing shall pass to the Sellers and the Sellers’ Representative, on their behalves) in: (i) any communications, documents or files, in any form or format whatsoever, wherever located, between or among any of Sellers’ Counsel, the Target Companies, the Sellers’ Representative and/or any Seller, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”); (ii) the Privileged Communications; or (iii) the files of Sellers’ Counsel relating to the Pre-Closing Engagements (including any Privileged Communications), whether or not the Closing will have occurred.

55

(c)            Without limiting the generality of the foregoing, notwithstanding that any Target Company is or was a client in the Pre-Closing Engagements, upon and after the Closing: (i) the Sellers and the Sellers’ Representative on their behalves will be the sole holders of the attorney-client privilege with respect to the Pre-Closing Engagements and all Privileged Communications, and none of the Target Companies, the Buyer or any of their respective Affiliates will be a holder thereof; (ii) to the extent that files of Sellers’ Counsel in respect of the Pre-Closing Engagements constitute property of the Clients (including the Target Companies), only the Sellers and their Affiliates will hold such property rights; and (iii) Sellers’ Counsel will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any Target Company, the Buyer or any of their respective Affiliates by reason of any attorney-client relationship between Sellers’ Counsel and any Target Company or otherwise.

(d)            In the absence of Actual Fraud, the Buyer will not, and will cause the Target Companies not to: (i) access or use the Deal Communications or the Privileged Communications (collectively, the “Restricted Communications”) in any way, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers’ Representative waive the attorney-client or other privilege, or by otherwise asserting that the Buyer or any Target Company has the right to waive the attorney-client or other privilege; or (ii) seek to obtain the Deal Communications from Sellers’ Counsel. Without limiting the generality of the foregoing, the parties recognize that it would be impracticable to try to purge all Restricted Communications from the Target Companies’ files and computer systems prior to the Closing, and therefore the parties agree that: (x) no waiver is intended by leaving such documents where then located; (y) the Buyer and its Affiliates (including, after the Closing, the Target Companies) will not be permitted to review or access (and shall not review or access) any Restricted Communications; and (z) the Buyer and its Affiliates (including, after the Closing, the Target Companies) will not be permitted to use (and shall not use) any Restricted Communications in a manner adverse to the Sellers or the Sellers’ Representative, whether in any indemnity or other dispute following the Closing, or otherwise.

(e)            In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing, the Target Companies, the Sellers’ Representative and/or any Seller, or any of their respective Representatives takes any action to protect from access or remove from the premises of the Target Companies (or any offsite back-up or other facilities) any Restricted Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Restricted Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good faith attempts by the Sellers’ Representative or any Seller, or any of their respective Representatives to achieve a Permitted Removal of any Restricted Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by the Buyer, any Target Company, or any of their respective Affiliates or Representatives (each, a “Residual Communication”), the Buyer agrees that it, in the absence of Actual Fraud, will not, and that it will cause the Target Companies, their respective Affiliates, and each of their respective Representatives not to, use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

(f)            In order to facilitate the resolution of any claims made against or incurred by the Sellers or arising in connection with the transactions contemplated by this Agreement, or for any other reasonable purpose (including the preparation and defense of financial statements and Tax Returns), for a period of six (6) years after the Closing, the Buyer and the Company shall (and shall cause the other Target Companies to), subject to the foregoing provisions of this Section 8.04:

(i)	retain their respective documents, books and records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with their prior practices; and

56

(ii)	upon reasonable notice, afford the Sellers and their Representatives reasonable access to (including the right to make, at the Sellers’ expense, photocopies of), during normal business hours, such documents, books and records.

Section 8.05.          D&O Indemnity and Insurance Tail Coverage.

(a)            All rights to indemnification, advancement of expenses and exculpation by any Target Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director, manager, employee or other individual with similar authority of any Target Company, as provided in its respective Governing Documents, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of such Persons, unless such modification is required by Law. The rights of each such Person under this Section 8.05 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(b)            The Company shall (and shall cause the other Target Companies to), and the Buyer (at its sole cost and expense) shall cause the Company to, obtain as of the Closing Date “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, officers, managers, employees and other individuals covered thereby, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); provided, that the Buyer shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Buyer shall cause to be maintained policies of insurance which, in the Buyer’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, the Company, in consultation with, but only upon the consent of the Buyer, may (and at the request of the Buyer, the Company shall use its reasonable best efforts to) obtain at or prior to the Closing Date a six (6)-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)            The obligations of the Buyer and the Company under this Section 8.05 shall not be terminated or modified in such a manner as to adversely affect any director, officer, manager, employee or other individual with similar authority to whom this Section 8.05 applies without the consent of such affected individual (it being expressly agreed that the individuals to whom this Section 8.05 applies shall be third-party beneficiaries of this Section 8.05, each of whom may enforce the provisions of this Section 8.05).

57

(d)            In the event the Buyer, any Target Company or any of their respective successors or assigns (i) consolidates or combines with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or combination, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns in such transaction shall assume all of the obligations set forth in this Section 8.05.

Section 8.06.          Representations and Warranties Insurance. The Buyer shall: (a) satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy as set forth in the Binder Agreement; (b) use commercially reasonable efforts to seek coverage under the R&W Insurance Policy, including the timely and adequate delivery of notices of claims under the R&W Insurance Policy; and (c) otherwise comply with the terms and conditions of the R&W Insurance Policy and the Binder Agreement. Prior to the Closing, each of the Buyer and the Sellers shall pay or cause to be paid, one-half of all costs and expenses related to the R&W Insurance Policy required to cause the R&W Insurance Policy to become effective in accordance with its terms, including the total premium, underwriting costs, brokerage commission, taxes related to such policy and other fees and expenses of such policy. The Buyer shall not (and shall not permit any of its Affiliates (including, after the Closing, the Target Companies) to) take any action with the intention of causing the R&W Insurance Policy or the Binder Agreement or the rights of any party thereunder to be terminated, cancelled or waived in a manner that would have an adverse impact on the Sellers or any of their Affiliates. The R&W Insurance Policy shall include a provision whereby insurer expressly irrevocably waives, and agrees not to pursue, directly or indirectly, any subrogation rights against any Seller or any of their respective Affiliates with respect to any claim made by any insured thereunder, other than in connection with Actual Fraud by such Seller or its Affiliate. Further, the Buyer shall not amend the subrogation or third party beneficiary provisions contained in the R&W Insurance Policy benefiting the Sellers or their Affiliates or otherwise amend or modify the R&W Insurance Policy in a manner adverse to the Sellers or any of their Affiliates without the Sellers’ Representative’s express written consent.

Section 8.07.          Antitrust Filings. Without limiting the obligations of the parties under Section 8.01(b) and Section 8.02(b) if required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to use commercially reasonable efforts to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within three (3) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including: (a) any interactions between the Sellers or any Target Company with Governmental Authorities in the ordinary course of business; (b) any disclosure which is not permitted by Law; or (c) any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

58

Section 8.08.          Employee Matters.

(a)            The Buyer and the Sellers hereby agree to the matters as set forth in Schedule 8.08.

(b)            401(k) Plan Termination. The Sellers and the Company shall, effective no later than the day immediately preceding the Closing Date (the “401(k) Plan Termination Date”) and contingent upon the Closing, cause the Company to adopt such necessary resolutions and any amendments required by Law to the Summit Funding Group, Inc. 401(k) Savings Plan (the “401(k) Plan”) to terminate the 401(k) Plan as of the 401(k) Plan Termination Date. The form and substance of such resolutions and any necessary amendments required by Law shall be subject to the prior review and written approval of the Buyer; and the Sellers and the Company shall deliver to the Buyer an executed copy of such resolutions and any necessary amendments as soon as practicable prior to the Closing Date following their adoption by the board of directors of the Company and the Company shall fully comply with such resolutions and any necessary amendments.

Section 8.09.          Private Placement and Registration Statement. Sellers and the Buyer Parent shall negotiate in good faith, and on or prior to the Closing Date shall authorize, execute and deliver, a reasonable and customary registration rights agreement (the “Registration Rights Agreement”) with respect to the registration for resale of all of the Buyer Parent Common Stock to be issued pursuant to this Agreement on a delayed or continuous basis (the “Registrable Securities”), which shall include customary rights for Seller to effect sales of such Registrable Securities pursuant to a shelf registration statement pursuant to Rule 415 under the Securities Act on Form S-3ASR (the “Registration Statement”).

Section 8.10.          Release of Seller Guaranties. The Sellers have provided to the Buyer a list on Schedule 8.10 of contracts, financing arrangements, or other obligations of the Target Companies that are personally guaranteed by one or more of the Sellers (the “Seller Guaranties”). Buyer: (a) shall use commercially reasonable efforts to obtain the release of the Seller prior to Closing (and if not obtained prior to or at Closing, shall continue such efforts following the Closing), and (b) if such releases are not obtained, shall indemnify, defend and hold the Seller Indemnified Persons harmless against any Losses incurred by the Seller Indemnified Persons arising from the Seller Guaranties following the Closing.

59

Article IX
Conditions to Closing

Section 9.01.          The Buyer’s Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition (or portion thereof) is waived in writing by the Buyer:

(a)            Accuracy of Representations and Warranties.

(i)	The representations and warranties made by each Seller in Article IV shall be true and accurate in all respects on and as of the date hereof and on and as of the Closing Date (other than those representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct as of such specific date), except for de minimis inaccuracies and without giving effect to Schedule Supplements other than Buyer Approved Schedule Updates.

(ii)	The Fundamental Representations and Warranties made by the Company in Article V shall be true and accurate in all respects on and as of the date hereof and on and as of the Closing Date (other than those representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct as of such specific date and except for de minimis inaccuracies) without giving effect to Schedule Supplements other than Buyer Approved Schedule Updates, and all other representations and warranties made by the Company in Article V shall be true and accurate in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date as if made on the Closing Date (other than those representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct as of such specific date) without giving effect to Schedule Supplements other than Buyer Approved Schedule Updates, except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect.

(b)            Performance of Covenants and Agreements.

(i)	Each Seller shall have performed and complied, in all material respects, with all of the covenants and obligations of this Agreement required to be performed and complied with by such Seller at or prior to the Closing. For the avoidance of doubt, the Buyer shall not be obligated to purchase and acquire the Purchased Shares of any Seller unless each Seller shall have tendered his, her or its Purchased Shares for purchase and acquisition by the Buyer in accordance with Section 2.01 of this Agreement.

60

(ii)	The Company shall have performed and complied, in all material respects, with all of the covenants and obligations of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(c)            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d)            Bring Down Certificates.

(i)	Each Seller shall have delivered a certificate to the Buyer, dated as of the Closing Date, in which such Seller certifies satisfaction of the conditions described in Section 9.01(a)(i) and Section 9.01(b)(i).

(ii)	The Company shall have delivered a certificate to the Buyer, dated as of the Closing Date, in which the Company certifies the satisfaction of the conditions described in Section 9.01(a)(ii) and Section 9.01(b)(ii).

(e)            HSR Approval. The filings of the parties pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(f)            No Injunction. No Order shall exist against any of the parties to this Agreement that restrains, prevents or materially alters the transactions contemplated by this Agreement.

Section 9.02.          The Sellers’ Conditions Precedent. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition (or portion thereof) is waived in writing by the Sellers’ Representative:

(a)            Accuracy of Representations and Warranties. The representations and warranties made by the Buyer in Sections 6.01, 6.02, and 6.03 shall be accurate in all respects as of the Closing Date, except for de minimis inaccuracies, and all other representations and warranties made by the Buyer in this Agreement shall be accurate in all material respects as of the Closing Date.

(b)            Performance by the Buyer. The Buyer shall have performed and complied with all of the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)            No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have been any Buyer Material Adverse Effect.

(d)            Bring Down Certificate. The Buyer shall have delivered a certificate to the Sellers’ Representative (for and on behalf of the Sellers), dated as of the Closing Date, in which the Buyer certifies the satisfaction of the conditions described in Section 9.02(a) and Section 9.02(b).

61

(e)            HSR Approval. The filings of the parties pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(f)            No Injunction. No Order shall exist against any of the parties to this Agreement that restrains, prevents or materially alters the transactions contemplated by this Agreement.

(g)            Registration Rights Agreement. The Registration Rights Agreement contemplated by Section 8.09 shall have been executed and delivered by Buyer Parent.

Section 9.03.      Frustration of Closing Conditions. Neither the Buyer nor the Sellers may rely, either as a basis for not consummating the Closing or for terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in Section 9.01 or Section 9.02, as the case may be, to be satisfied if such failure was caused by any breach of a covenant, agreement, representation, or warranty of this Agreement by such party.

Article X
Indemnification

Section 10.01.      Indemnification by the Sellers.

(a)            Several Indemnification. From and after the Closing, and subject to the limitations set forth herein, each Seller, severally, shall indemnify the Buyer Indemnified Persons for all Losses incurred or sustained by, or imposed upon, such Buyer Indemnified Person resulting from:

(i)	any inaccuracy in or breach of (A) the representations and warranties made by such Seller in Article IV, or (B) the certificate delivered by such Seller pursuant to Section 9.01(d)(i), in each case determined after giving effect to any Schedule Supplement; and

(ii)	any breach of any covenant or agreement made by such Seller in this Agreement.

(b)           Pro-rata Indemnification. From and after the Closing, and subject to the limitations set forth herein, each Seller shall indemnify the Buyer Indemnified Persons for such Seller’s Pro Rata Share of all Losses incurred or sustained by, or imposed upon, such Buyer Indemnified Person resulting from:

(i)	any inaccuracy in or breach of (A) the representations and warranties made by the Company in Article V, or (B) the certificate delivered by the Company pursuant to Section 9.01(d)(ii), in each case determined after giving effect to any Schedule Supplement;

(ii)	any breach of any covenant or agreement made by the Company in this Agreement that is to be performed prior to or at the Closing; and

(iii)	any Indemnified Taxes, other than (A) any Taxes resulting from a Buyer Tax Act, (B) any Taxes set forth on the Closing Date Balance Sheet as finally determined pursuant to the procedure set forth in Section 2.06, or (C) any Taxes that are taken into account in the calculation of the Final Adjusted Base Purchase Price.

Section 10.02.      Indemnification by the Buyer and the Company. From and after the Closing, and subject to the limitations set forth herein, the Buyer and the Company shall indemnify the Seller Indemnified Persons for all Losses incurred or sustained by, or imposed upon, such Seller Indemnified Person resulting from:

(a)            any inaccuracy in or breach of (i) any representation or warranty made by the Buyer in Article VI, or (ii) the certificate delivered by the Buyer pursuant to Section 9.02(d);

(b)            any breach of any covenant or agreement made by the Buyer or the Company in this Agreement (in the case of the Company, to the extent required to be performed from and after the Closing); and

(c)            any Buyer Tax Act.

Section 10.03.      Limitations on Indemnity for Breaches of Representations and Warranties and Tax Matters.

(a)            Notwithstanding anything to the contrary herein, the Sellers shall not be liable to any Buyer Indemnified Persons for any Losses with respect to matters contained in Section 10.01(a)(i) and Section 10.01(b)(i), (i) unless such Losses exceed an aggregate amount equal to $607,500 (the “Deductible Amount”) and then only for Losses in excess of the Deductible Amount, and (ii) in excess of 1,215,000 in the aggregate above the Deductible Amount (the “Cap”); provided, however, that the limitations in this sentence shall not apply to Losses with respect to Actual Fraud, Excluded Representations and Warranties, the Fundamental Representations and Warranties or Section 10.01(b)(iii). In no event shall the Sellers have any liability or obligation for General Representations and Warranties beyond the Indemnification Escrow Amount, and the sole recourse of the Buyer Indemnified Persons for breaches of General Representations and Warranties shall be limited to (A) recovery from the Indemnification Escrow Amount and (B) recovery from the R&W Insurance Policy. In no event shall the Sellers have any liability or obligation with respect to the Excluded Representations and Warranties in excess of 10% of the Base Purchase Price; provided, however, that this limitation shall not apply to Losses with respect to Actual Fraud or, for the avoidance of doubt, to Losses resulting from matters described in Section 10.01(b)(iii).

(b)            Without limiting Buyer Indemnified Persons’ right or ability to make, pursue, enforce or prosecute a claim against the R&W Insurance Policy and except with respect to claims arising from Actual Fraud or breaches of the Excluded Representations and Warranties, Fundamental Representations and Warranties or the matters contained in Section 10.01(b)(iii), the Escrow Amount remaining at any given time shall be the sole source of recovery from Sellers for Losses with respect to the matters contained in Section 10.01(a)(i) and Section 10.01(b)(i). Breaches of the Excluded Representations and Warranties and Fundamental Representations and Warranties made by the Company or Sellers and Losses with respect to the matters contained in Section 10.01(b)(iii) shall be satisfied: (i) first, from the Escrow Amount (without regard to, or need to first satisfy, the Deductible Amount); (ii) second, by submission of claims by Buyer pursuant to the R&W Insurance Policy (to the extent recovery is available under and within the scope of the R&W Insurance Policy); and (iii) thereafter, if the R&W Insurance Policy does not otherwise fully satisfy the aggregate amount of indemnifiable Losses, then, against Sellers (solely to the extent of such excess) and, in the case of breaches of the Excluded Representations and Warranties and Fundamental Representations and Warranties made by the Company or the Sellers, subject to each of the limitations set forth in this Article X. Buyer Indemnified Persons may, in their sole and absolute discretion, elect to recover indemnifiable Losses with respect to Actual Fraud, breaches of Excluded Representations and Warranties and Fundamental Representations and Warranties, and the matters contained in Section 10.01(b)(iii) that are not otherwise satisfied from the Indemnification Escrow Amount or under the R&W Insurance Policy by offsetting any portion of the Earn-Out Amount owed to Richard L. Ross, upon written notice to the Sellers. Any portion of the Earn-Out Amount offset pursuant to the previous sentence that is later determined to have not been owed as indemnifiable Losses pursuant to this Article X shall be paid to Richard L. Ross with interest from the date of offset through the date of payment at the SOFR Rate.

(c)            Except as otherwise provided in this Section 10.03, and other than in the case of Actual Fraud, the Excluded Representations and Warranties, the Fundamental Representations and Warranties and the matters contained in Section 10.01(b)(iii), the Sellers shall have no liability or obligation of any kind in excess of the Cap to any Buyer Indemnified Person for any breaches or inaccuracies of any representations and warranties made in this Agreement or in any certificate or document delivered in connection with this Agreement, and the Buyer Indemnified Persons’ sole recourse for breaches or inaccuracies of any representation or warranty made by the Company or the Sellers in this Agreement or in any certificate or document delivered in connection with this Agreement, shall be against the R&W Insurance Policy. With respect to any Losses that could be claimed under Section 10.01(a)(i) or Section 10.01(b)(i) on the one hand, or any other provision of Section 10.01(a) or Section 10.01(b) on the other hand, Buyer Indemnified Persons will first pursue such Losses under the R&W Insurance Policy, and to the extent such Losses are not fully covered by and reimbursable under the R&W Insurance Policy, Buyer Indemnified Persons shall be able to pursue such Losses under any other clause of Section 10.01(a) or Section 10.01(b); provided, however, that such Losses shall be satisfied first from the Escrow Amount. Furthermore, the Buyer acknowledges and agrees that the Buyer Indemnified Persons may not avoid such limitation on liability or remedies by: (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability to the extent related to a breach or inaccuracy of any representation or warranty made in this Agreement, all of which are hereby waived; or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) to the extent related to a breach or inaccuracy of any representation or warrant made in this Agreement.

(d)            With respect to any indemnifiable Losses for which the Sellers are responsible in connection with a claim pursuant to this Article X, each Seller’s individual liability for such Losses shall be limited to the amount of the indemnifiable Losses attributable to such claim multiplied by such Seller’s Pro Rata Share. In no event shall any Seller be liable for Losses in excess of such Seller’s Pro Rata Share of the aggregate value of the Base Purchase Price actually received by such Seller.

(e)            Pursuant to the Escrow Agreement, the Buyer will deposit a portion of the Purchase Price equal to the Indemnification Escrow Amount with the Escrow Agent. Notwithstanding anything to the contrary in this Agreement, any payment that any Seller is finally determined to be obligated to make to any Buyer Indemnified Persons pursuant to this Article X or on behalf of the R&W Insurance Policy shall be paid first from the then remaining Indemnification Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement, by release of the applicable portion of the Indemnification Escrow Amount to such Buyer Indemnified Person or in accordance with the R&W Insurance Policy by the Escrow Agent pursuant to the terms and conditions of this Agreement and the Escrow Agreement, and the release of such funds shall accordingly reduce the then remaining Indemnification Escrow Amount and the Cap. In accordance with, and subject to, the provisions of the Escrow Agreement, upon the first anniversary of the Closing Date, Buyer and the Sellers’ Representative shall cause the Escrow Agent to release and pay to the Sellers’ Representative an amount equal to: (i) the total remaining Indemnification Escrow Amount (including any interest accrued on such funds) minus (ii) any amount which is then the subject of any outstanding good faith claims or disputes to which the Indemnification Escrow Amount applies.

Section 10.04.      Mitigation of Losses. The Buyer Indemnified Persons shall (and, after the Closing, the Company shall and shall cause the other Target Companies to) use commercially reasonable efforts to mitigate any Losses that are indemnifiable hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter, or otherwise, but in each case other than engaging in Buyer Tax Acts. In the event that the Buyer Indemnified Persons or any Target Company fails to use commercially reasonable efforts to mitigate any such Losses, then notwithstanding anything else to the contrary contained herein, the Sellers shall not be required to indemnify a Buyer Indemnified Person for any Loss that could reasonably be expected to have been avoided or reduced if the Buyer Indemnified Persons or Target Companies, as appropriate, had made such efforts.

Section 10.05.      Insurance and Third-Party Payments. Payments by any Seller pursuant to Section 10.01 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Buyer Indemnified Persons or any of their respective Affiliates in respect of any such claim; provided that the amount of such proceeds or payment actually received shall be net of: (a) any deductibles for the applicable insurance policies; (b) any increase in the premium for the applicable insurance policies arising from such Losses; and (c) any other reasonable, documented costs incurred in connection with collecting such proceeds or payment.

Section 10.06.      Tax Benefits. Payments by any Seller pursuant to Section 10.01 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized as a result of such Loss by the Buyer Indemnified Persons or any of their respective Affiliates in respect of any such claim. For purposes of applying this paragraph it shall be assumed that the party suffering the Loss will maximize the Tax benefits resulting from such Loss by filing any required claim refund, applying any applicable credits, or similarly perfecting any claim required in order to maximize the subject Tax benefit.

Section 10.07.      Indemnity as Sole Recourse. The sole recourse and exclusive remedy of the Buyer Indemnified Persons: (a) for breaches of or inaccuracies in any representations, warranties, covenants or agreements contained in this Agreement, or in any certificate delivered in connection herewith; or (b) otherwise in connection with this Agreement and/or the transactions contemplated hereby, shall be indemnification under this Article X and the Buyer Indemnified Persons may not bring any other claim whatsoever in connection therewith. In furtherance of the foregoing, the Buyer (for itself and each of the other Buyer Indemnified Persons) hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that it has or may have against the Sellers, the Company, their Affiliates and their respective Representatives arising under or based on any Law, except pursuant to the indemnification provisions set forth in this Article X (and then, subject to the limitations thereof). Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations specified in Section 7.03 or any other limitations in the provisions of this Article X), qualifications or procedures in this Article X shall: (y) preclude the Buyer Indemnified Persons from (i) asserting other remedies in connection with Actual Fraud, (ii) seeking specific performance as provided in Section 14.09, or (iii) asserting claims against or recovering under the R&W Insurance Policy, it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy; or (z) supersede the dispute resolution procedures set forth in Section 2.05, Section 2.06 or Section 11.01.

Section 10.08.      No Duplication of Recovery. In no event shall any Buyer Indemnified Person have any right to indemnification, or otherwise, from any Seller under this Article X to the extent any of the facts or circumstances relating to such claim for indemnification have been finally resolved pursuant to Section 2.05 above (whether as a result of the agreement of the parties, the failure of a party to timely notify the other of a dispute, or resolution of the Independent Accountants). From and after the date any matter is deemed final and binding pursuant to Section 2.05 above, such matter shall no longer be available to serve as the basis for an indemnity claim pursuant to this Article X. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 10.09.      Third-Party Claims.

(a)            Promptly after receipt by an Indemnified Person of notice of the assertion of a claim against it by a third party (i.e., a Person that is not a Buyer Indemnified Person or a Seller Indemnified Person, or one of their respective Affiliates) for which the Indemnified Person is entitled to indemnity hereunder (a “Third-Party Claim”), the Indemnified Person shall give notice to the Indemnifying Person of the assertion of such Third-Party Claim; provided, however, that the failure to promptly notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice. Such notice by the Indemnified Person shall: (i) describe the Third-Party Claim in reasonable detail; (ii) include copies of all material written evidence thereof; and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person.

(b)            If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.09(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnifying Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article X for any fees or costs of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, such assumption will not establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification.

(c)            The Indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. If the Indemnifying Person elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Person in writing of its election to defend as provided in this Agreement, the Indemnified Person may, subject to Section 10.09(d), pay, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim (subject to the limitations on indemnification and the recovery of Losses provided herein). The parties hereto shall (and shall cause their respective Affiliates and Representatives to) cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(d)            In the event the Indemnifying Person assumes the defense of any Third-Party Claim, the Indemnifying Person shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (i) there is no finding or admission of any violation of Law by the Indemnified Person in such settlement; (ii) the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnifying Person; and (iii) such settlement provides, in customary form, for the release of the Indemnified Person from all liabilities and obligations in connection with such Third-Party Claim. If, however, the Indemnifying Person does not assume the defense of the Third-Party Claim, the Indemnified Person shall not agree to any settlement thereof without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 10.10.      Subrogation. If any Buyer Indemnified Person is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, then the Sellers will be subrogated to all rights and remedies of the Buyer Indemnified Person against such third party, and the Buyer will, and will cause each of the other Buyer Indemnified Persons to, cooperate with and assist the Sellers in asserting all such rights and remedies against such third party. The parties acknowledge that the R&W Insurance Policy will provide that the insurer will be subrogated to the fullest extent of applicable Law against the Sellers with respect to any claims made by the Buyer Indemnified Persons under the R&W Insurance Policy arising out of Actual Fraud by the Sellers or the Company.

Section 10.11.      Adjustments to the Base Purchase Price. The parties hereto shall treat any amounts payable under this Article X by the Sellers as an adjustment to the Base Purchase Price for Tax purposes, unless otherwise required by Law.

Section 10.12.      Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining the amount of Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement shall be determined without regard and without giving effect to the term “material” or “material adverse effect” or similar phrases contained in such representation or warranty which has the effect of making such representation or warranty less restrictive (as if such word were deleted from such representation and warranty); provided, however, that this shall not apply to Section 5.06 or Section 5.08.

Article XI
Tax Matters

Section 11.01.      Preparation of Tax Returns. The Sellers shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Target Companies after the Closing Date with respect to or that includes any Pre-Closing Tax Period. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Sellers to the Buyer (together with schedules, statements and, to the extent requested by the Buyer, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Buyer objects to any item on any such Tax Return, the Buyer shall, within ten (10) days after delivery of such Tax Return, notify the Sellers’ Representative in writing that it so objects, specifying with reasonable particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Sellers’ Representative shall negotiate in good faith and use commercially reasonable efforts to resolve such items. If the Buyer and the Sellers’ Representative are unable to reach such agreement within ten (10) days after receipt by the Sellers’ Representative of such notice, the disputed items shall be resolved by the Independent Accountants and any determination by the Independent Accountants shall be final. The Independent Accountants shall resolve any disputed items within ten (10) days of having the item referred to them pursuant to such procedures as it may require. If the Independent Accountants are unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Sellers and then amended to reflect the Independent Accountants’ resolution. The costs, fees and expenses of the Independent Accountants (and the cost of amending such returns) shall be borne equally by the Buyer, on the one hand, and the Sellers in proportion to their respective Pro Rata Shares, on the other hand. The preparation and filing of any Tax Return of a Target Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Buyer.

Section 11.02.      Buyer Tax Acts. Without the prior written consent of the Sellers’ Representative (which it may withhold in its sole and absolute discretion), from and after the Closing, the Buyer and the Company shall not and shall not cause or permit any other Target Company to (each of the following, a “Buyer Tax Act”):

(a)            make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of increasing the Tax liability or reducing any Tax asset of the Sellers or any Target Company in respect of any Pre-Closing Tax Period, other than remedial actions by Buyer or the Company related to missed tax filings or other corrections required by Law, following notice to and consultation with the Sellers’ Representative;

(b)            take any action to extend the applicable statute of limitations with respect to any Tax Returns of any Target Company for any Pre-Closing Tax Period, other than in connection with remedial actions by Buyer or the Company related to missed tax filings or other corrections required by Law, following notice to and consultation with the Sellers’ Representative;

(c)            initiate any voluntary contact with a Governmental Authority (including any taxing authority) with respect to a Tax Return for a Pre-Closing Tax Period, other than in connection with remedial actions by Buyer or the Company related to missed tax filings or other corrections required by Law, following notice to and consultation with the Sellers’ Representative;

(d)            file a Tax Return for a Pre-Closing Tax Period in a jurisdiction in which the applicable Target Company did not file such type of Tax Return prior to the Closing, other than in connection with remedial actions by Buyer or the Company related to missed tax filings or other corrections required by Law, following notice to and consultation with the Sellers’ Representative; or

(e)            take any action relating to Taxes that creates or that could create a Tax liability on the Closing Date or for any Pre-Closing Tax Period and that is outside the ordinary course of business, including: (i) any transfer of equity securities; (ii) any merger, amalgamation, conversion, reorganization or recapitalization; and (iii) any amendment or restatement of the Governing Documents of any Target Company with retroactive effect.

Any Taxes resulting from any Buyer Tax Act shall be borne solely by the Buyer.

Section 11.03.      Mutual Cooperation. The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, Litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, Litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 11.04.      Withholdings. The Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the purchase price or other payment payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or non-U.S. Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Prior to making any such deduction or withholding, except for withholding required (a) as a result of the Company’s failure to provide a certificate in accordance with this Section 11.04, or (b) in respect of any payment pursuant to the transactions contemplated hereby that is treated as compensation for Tax purposes, the Buyer shall give the Sellers commercially reasonably advance notice of its intention to make such deduction or withholding, and the Buyer and the Sellers shall use commercially reasonable efforts to eliminate or reduce such deduction or withholding to the extent permitted by applicable Law. Any amounts so withheld shall be paid over to the appropriate Governmental Authority. The Buyer and the Company shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

Section 11.05.      Audits and Examinations. After the Closing, the Buyer shall have the exclusive authority to control any audit or examination of Taxes relating to the Target Companies. Subject to the foregoing, the Buyer and the Company shall (and shall cause the other Target Companies to) allow the Sellers’ Representative, on behalf of the Sellers, to participate at the Sellers’ expense (in accordance with their respective Pro Rata Shares) in any audits or examinations of Taxes to the extent that such audits or examinations could require any Seller to make a payment under this Agreement. Neither the Buyer nor the Company shall (nor shall cause or permit any other Target Company to) settle any such audit or examination in a manner which would adversely affect any Seller, or cause any Seller to pay any amount under this Agreement, without the prior written consent of the Sellers’ Representative, which consent shall not unreasonably be withheld, conditioned or delayed. So long as any Pre-Closing Tax Periods of any Target Company remain open for an assessment of Tax, the parties shall notify the other in writing within fifteen (15) Business Days after receipt of written or oral notice of: (a) any pending or threatened audit or assessment with respect to Taxes of the Target Companies relating to any Pre-Closing Tax Period; and (b) any pending or threatened audit or assessment with respect to Taxes of the Target Companies that could reasonably be expected affect Tax liabilities for any Pre-Closing Tax Period.

Section 11.06.      Tax Refunds. The Buyer and the Company shall (and shall cause the other Target Companies to) file such amendments to Tax Returns and make such claims for refunds, for Pre-Closing Tax Periods as the Sellers’ Representative may from time-to-time request, at the cost and expense of the Sellers (in accordance with their respective Pro Rata Shares). Any Tax refunds (and interest thereon) that are received by the Buyer or the Target Companies, and any credits that actually reduce the Target Companies’ cash Tax liability, that relate to any Pre-Closing Tax Period (each, a “Tax Refund”) shall be for the account of the Sellers and shall be paid as provided below in this Section 11.06. To the extent an accrual or reserve for a Tax included in Net Book Value (as finally determined pursuant to Section 2.05) exceeds the amount of Taxes actually paid with respect to such item, the excess shall be treated as a Tax Refund for the benefit of the Sellers under this Section 11.06. Within ten (10) days of the date on which the Buyer or any Target Company receives a Tax Refund, the Buyer shall pay, or cause to be paid, such Tax Refund to the Sellers’ Representative (for further payment to the Sellers as provided below). Promptly, and in any event within two (2) Business Days, subject to Section 13.02, after receipt of any Tax Refund, the Sellers’ Representative shall pay each Seller an amount equal to the product of such Seller’s Pro Rata Share and the amount of the Tax Refund; provided, however, that in the event any Target Company is required to withhold any portion of the Tax Refund under applicable Law in connection with the sale of the options, the Sellers’ Representative will withhold such amount from the portion of the Tax Refund otherwise payable to the Sellers in respect of their options and pay the same to the applicable Target Company, which shall in turn remit such amount to the appropriate Governmental Authorities as required by applicable Law.

Section 11.07.      Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and other governmental charges, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne and paid equally by the Buyer, on the one hand, and the Sellers, on the other hand. Each party hereto shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.

Section 11.08.      Straddle Periods. For purposes of calculating the Tax liability of the Target Companies for any taxable period beginning before the Closing Date and ending on or after the Closing Date (a “Straddle Period”), the portion of any Tax that is allocable to the portion of such Straddle Period ending at the close of business on the day prior to the Closing Date shall be: (a) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be an amount equal to the product of such Taxes for the entire Straddle Period and a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the day prior to the on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) in the case of Taxes other than those described in clause (a) above, determined from the books and records of the Target Companies as though the taxable year of such Persons terminated at the close of business on the day prior to the Closing Date. Consistent with the foregoing, in the case of any items of income, gain, deduction, loss or credit for federal and applicable state Income Tax purposes attributable to the Target Companies for a Straddle Period, the parties shall cooperate to cause the Target Companies to allocate such items based on its books and records as though its taxable year terminated at the close of business on the day prior to the Closing Date.

Section 11.09.      Taxation of Escrow Amount. For all relevant Tax purposes, the parties shall treat the Adjustment Escrow Amount as an asset of the Buyer until the release of such funds to the Sellers’ Representative (for the benefit of the Sellers) and the Buyer shall pay all Taxes on any interest or other income earned with respect to such funds until such funds are so released to the Sellers’ Representative (for the benefit of the Sellers).

Section 11.10.      No Code Section 338 Election. Neither the Buyer, the Company nor any of their Affiliates (including the other Target Companies) will make (or permit to be made) any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

Section 11.11.      Overlap. To the extent that any obligation or responsibility pursuant to Article X overlaps with an obligation or responsibility pursuant to this Article XI, the provisions of this Article XI shall govern.

Article XII
Termination of this Agreement

Section 12.01.      Termination Events. Subject to Section 9.03, this Agreement may be terminated:

(a)            by the Buyer if a material breach of any provision of this Agreement has been committed by any Seller or the Company, which breach would give rise to the failure of any of the conditions specified in Section 9.01, and such breach has not been either (i) waived in writing, or (ii) if capable of being cured, cured within thirty (30) days after written notice of such breach is delivered by the Buyer to the Sellers’ Representative;

(b)            by the Sellers’ Representative if a material breach of any provision of this Agreement has been committed by the Buyer, which breach would give rise to the failure of any of the conditions specified in Section 9.02, and such breach has not been either (i) waived in writing, or (ii) if capable of being cured, cured within thirty (30) days after written notice of such breach is delivered by the Sellers’ Representative to the Buyer;

(c)            by the Buyer if any of the conditions precedent set forth in Section 9.01 (other than conditions that by their terms are to be satisfied at the Closing) have not been satisfied as of December 31, 2021 or if satisfaction of such a condition becomes impossible (other than through failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before such date;

(d)            by the Sellers’ Representative if any of the conditions precedent set forth in Section 9.02 (other than conditions that by their terms are to be satisfied at the Closing) have not been satisfied as of December 31, 2021 or if satisfaction of such a condition becomes impossible (other than through failure of the Sellers or the Company to comply with their respective obligations under this Agreement) and the Sellers’ Representative or the Company (as appropriate) have not waived such condition on or before such date; or

(e)            by mutual written agreement of the Buyer, on the one hand, and the Sellers’ Representative, on the other hand.

Section 12.02.      Effect of Termination. If this Agreement is terminated under Section 12.01 above, no party hereto shall have any further rights or obligations under this Agreement, except: (a) under Section 8.02(c) above, Article XIII below, which shall survive indefinitely; and (b) that the foregoing shall not relieve any party of any liability resulting from such party’s Actual Fraud or intentional material breach of this Agreement.

Article XIII
Matters Concerning the Sellers’ Representative

Section 13.01.      Appointment of the Sellers’ Representative. Each Seller hereby irrevocably constitutes and appoints Richard L. Ross, as his, her or its lawful attorney-in-fact, as the Sellers’ Representative under this Agreement, with the exclusive authority to act as such hereunder as further provided in this Article XIII. This power of attorney, and all authority hereby conferred, is irrevocable and will not be terminated by any act of any Seller or by operation of Law, whether by the liquidation, winding up, sale, death or incapacity of any Seller or by the occurrence of any other event. The Buyer and the Company shall be entitled to rely conclusively on the instructions and decisions of the Sellers’ Representative as to any actions permitted to be taken by the Sellers’ Representative hereunder.

Section 13.02.      The Sellers’ Representative Holdback. The Sellers’ Representative shall retain the Holdback Amount paid to it under Section 2.04(a)(iv). The Sellers’ Representative shall use the Holdback Amount for the purposes provided in this Article XIII.

Section 13.03.      Authority of the Sellers’ Representative. Except as set forth in Section 13.04 below, the Sellers’ Representative will have full power and authority to act on each Seller’s behalf with respect to all matters under or in connection with this Agreement and the Escrow Agreement and in general to do all things and to perform all acts on each Seller’s behalf as may be contemplated by this Agreement and the Escrow Agreement. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority to:

(a)            give and receive notices on behalf of each Seller (including an Disputed Earn-Out Payment Notice, Purchase Price Dispute Notice and notices of claims for indemnification under Section 10.01(b) and Section 10.02);

(b)            review, consider, challenge and resolve the Closing Statement, the Adjusted Base Purchase Price, and all the components (and the calculation) thereof;

(c)            withhold and maintain the Holdback Amount;

(d)            pay, from the Holdback Amount, all costs, fees, expenses and Taxes (including legal and accounting fees and expenses) as from time-to-time it shall incur in connection with the performance of its duties as the Sellers’ Representative hereunder;

(e)            pay from the Holdback Amount any amount required to be paid by the Sellers under Section 2.07;

(f)            assert, settle, litigate and otherwise resolve any and all claims for indemnification under Section 10.02;

(g)            review, consider, challenge, dispute, compromise, settle, litigate, defend and otherwise resolve all indemnification claims under Section 10.01(b), including any Third-Party Claims arising in connection therewith;

(h)            interpret all provisions of this Agreement;

(i)            waive any conditions precedent, in whole or in part, under this Agreement;

(j)            terminate this Agreement as contemplated by Article XII;

(k)            consent to an assignment of this Agreement pursuant to Section 14.01;

(l)            consent to the amendment or modification of this Agreement; and

(m)          consent to any public announcement of this Agreement pursuant to Section 14.08.

Section 13.04.      Limitations on Authority. Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall have no authority to act as attorney-in-fact or otherwise for any Seller: (a) with respect to any indemnity claim solely against such Seller arising under Section 10.01(a) above (a “Several Claim”), and each such Seller shall be entitled to resolve any and all Several Claims; or (b) without the consent of the applicable Seller, in connection with an amendment or modification of this Agreement that (i) results in any increase in liability to such Seller from the liabilities described in this Agreement, (ii) results in any reduction in compensation to be provided to such Seller, (iii) adversely and disproportionately affects such Seller as compared to any other Seller, or (iv) subjects such Seller to any restrictive covenants (e.g., covenants regarding non-competition, non-solicitation, non-disparagement or confidentiality) beyond those restrictive covenants agreed to by such Seller in connection with the Closing, other than (in the case of clauses (i) and (ii)) as contemplated by the authority expressly granted to the Sellers’ Representative pursuant to Section 13.03(a) through (m) above.

Section 13.05.      Limitations on Liability.

(a)            The Sellers’ Representative is acting solely in an agency capacity in connection with this Agreement and the Escrow Agreement and will have no personal liability to any Person for any action taken, or inaction, in its capacity of the Sellers’ Representative, except to the extent it is determined by a court of competent jurisdiction, in a final non-appealable order, to have resulted directly and solely from the gross negligence or willful misconduct of the Sellers’ Representative. In no event shall the Sellers’ Representative be deemed to have any fiduciary duty or obligation to any Person. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IN NO EVENT SHALL THE SELLERS’ REPRESENTATIVE BE LIABLE TO ANY PERSON FOR ANY SPECIAL, SPECULATIVE, REMOTE, EXEMPLARY, INDIRECT, INCIDENTAL, TREBLE, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(b)            In connection with the exercise of its duties, the Sellers’ Representative will be entitled to consult with and rely upon legal counsel (including Sellers’ Counsel) and other professional advisors, with the costs thereof (and all other out-of-pocket costs reasonably incurred by the Sellers’ Representative incident to discharging its duties under this Agreement) to be allocated among the Sellers in accordance with their respective Pro Rata Shares (the amount of which may be withheld from any payment due to such Seller hereunder).

(c)            The Sellers’ Representative shall be protected in acting upon any written notice, consent, receipt or other paper or document furnished to it, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information therein contained, without inquiry. The Sellers’ Representative shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or Law.

(d)            The Sellers’ Representative shall have no duties except those which are expressly set forth herein.

(e)            Each Seller, in accordance with such Seller’s respective Pro Rata Share, shall indemnify, defend and hold the Sellers’ Representative harmless from and against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) which the Sellers’ Representative may suffer or sustain as a result of any action taken, or not taken, in good faith hereunder. In the event the Holdback Amount is not sufficient to satisfy and pay in full all expenses and obligations of the Sellers’ Representative likely to be incurred by the Sellers’ Representative in fulfilling its obligations hereunder, the Sellers’ Representative shall not be obligated to take any action contemplated by this Agreement until the Sellers shall have paid to the Sellers’ Representative sufficient amounts to pay in full all such expenses and obligations (which payment shall be made by the Sellers in accordance with their respective Pro Rata Shares).

(f)            The Buyer agrees that: (i) the Sellers’ Representative is serving in such capacity solely for purposes of administrative convenience; (ii) the Sellers’ Representative shall not be liable in such capacity for any of the obligations of any Seller hereunder; (iii) and the Buyer shall not look to the assets of the Sellers’ Representative for the satisfaction of any obligations to be performed (or payment to be made) by any Seller hereunder.

Section 13.06.      Investment of the Holdback Amount. The Sellers’ Representative may hold, invest, reinvest and/or deposit the Holdback Amount in: (a) direct obligations of, or obligations guaranteed by, the United States of America; (b) certificates of deposit, checking, savings or money market accounts of any bank or trust company organized under the Laws of the United States of America, or any state; or (c) such other accounts or investments as it reasonably determines (including non-interest bearing accounts). The Sellers’ Representative shall have no liability for investment losses.

Section 13.07.      Successor Sellers’ Representatives. Richard L. Ross may resign as the Sellers’ Representative at any time upon no less than thirty (30) days’ written notice to the Sellers. Upon such resignation, the Sellers shall appoint (by majority vote in accordance with their respective Pro Rata Shares) a successor Sellers’ Representative to act hereunder. Promptly following appointment of a successor Sellers’ Representative, Richard L. Ross shall distribute the then remaining portion of the Holdback Amount to the successor Sellers’ Representative, less all costs, fees and expenses which it reasonably believes it may be obligated to pay thereafter in connection this Agreement. If within thirty (30) days after the effective date of the resignation of Richard L. Ross as the Sellers’ Representative hereunder a successor has not been appointed as provided above, Richard L. Ross may apply to a court of competent jurisdiction for the appointment of a successor Sellers’ Representative and the costs, expenses and attorneys’ fees which are incurred in connection with such a proceeding shall be paid from the Holdback Amount (with any excess paid by the Sellers in accordance with their respective Pro Rata Shares). Upon delivery of the then remaining portion of the Holdback Amount as provided above, Richard L. Ross shall be discharged of all further obligations hereunder.

Section 13.08.      Distribution of the Holdback Amount.

(a)            The Holdback Amount shall be held and disbursed by the Sellers’ Representative as provided in this Section 13.08. The Sellers’ Representative may use all or any portion of the Holdback Amount to satisfy any future obligations that may be owed by the Sellers, or any of them, under this Agreement or otherwise in connection with the consummation of the transactions contemplated by this Agreement (other than obligations relating to Several Claims), or to satisfy any future costs, expenses, liabilities, Taxes or other amounts that the Sellers’ Representative may incur in connection with acting in such capacity under this Agreement.

(b)            Promptly following the date on which the Sellers’ Representative determines that all liabilities and obligations of the Sellers hereunder and under the Escrow Agreement (other than obligations relating to Several Claims) and all costs, expenses, liabilities, Taxes or other amounts that the Sellers’ Representative may incur in connection with acting in such capacity under this Agreement have been satisfied, the Sellers’ Representative shall disburse any remaining portion of the Holdback Amount to the Sellers in proportion to their respective Pro Rata Shares, and at any time prior thereto the Sellers’ Representative may (in its sole and absolute discretion) distribute any portion thereof in such proportion.

(c)            Notwithstanding anything to the contrary herein contained, the Sellers’ Representative may distribute any amounts it receives hereunder (whether or not a part of the Holdback Amount) among the Sellers in a proportion reasonably determined by it to reflect the economic intent of this Agreement with respect to the allocation of the consideration payable hereunder and the intended proportional liabilities of the Sellers under this Agreement. Sellers’ sole and exclusive recourse for any claim of the misapplication of any amounts by the Sellers’ Representative shall be a right of contribution from the remaining Sellers, other than for any claim against the Sellers’ Representative for gross negligence or willful misconduct in the application of such amounts.

(d)            All distributions from the Sellers’ Representative to the Sellers shall be made by wire transfer of immediately available funds (or by check, if requested in writing by a Seller) to an account directed in writing by each Seller. Notwithstanding anything to the contrary herein contained, in no event shall the Sellers’ Representative have any obligation to distribute funds to a Seller until such Seller provides the Sellers’ Representative with a written payment direction for such distribution.

Section 13.09.      Several Claims. In the event that, notwithstanding Section 14.02 below, the Sellers’ Representative receives notice of any claim for indemnification relating to a Several Claim, the Sellers’ Representative shall promptly deliver notice of such claim to the affected Seller to the address set forth beneath the signature block relating to such Seller on the signature pages hereto.

Article XIV
Miscellaneous

Section 14.01.      Assignment. The Buyer may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Sellers and (prior to the Closing) the Company, except that the Buyer may assign this Agreement to an Affiliate after prior written notice to the Sellers if such Affiliate assumes all of the Buyer’s liabilities and obligations under this Agreement. The Sellers may not assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the Buyer and (prior to the Closing) the Company.

Section 14.02.  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission); or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.02):

If to the Buyer:	First Financial Bank
255 East Fifth Street, Suite 800
Cincinnati, Ohio 45202
Attention: Karen B. Woods
Email: karen.woods@bankatfirst.com

with a copy to (which shall not constitute notice):

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, OH 45202
Attention: James J. Barresi
Email: james.barresi@squirepb.com

If to the Sellers:	Richard L. Ross
8069 Tanager Woods Court
West Chester, OH 45069
Email: rross@4sfg.com

with a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, OH 45202
Attention: David Zimmerman
Email: dzimmerman@taftlaw.com

Prior to the Closing, notice to the Company shall be given in the same manner as notice to the Sellers and after the Closing, notice to the Company shall be given in the same manner as notice to the Buyer. A party may change its address, contact person or email address by providing written notice, in accordance with the foregoing provisions of this Section 14.02, to the other parties of such change. Notwithstanding the foregoing, all notices from the Buyer in respect of any Several Claim shall be delivered to the appropriate Seller to the address set forth beneath the signature block relating to such Seller on the signature pages hereto with a copy to (which shall not constitute notice) the Sellers’ Representative and its counsel.

Section 14.03.  Expenses. The Buyer will pay all costs, fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements contained herein, including the fees, expenses and disbursements of its counsel and accountants. The Sellers and the Buyer shall each be responsible for fifty percent (50%) of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

77

Section 14.04. Governing Law; Forum.

(a)             This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without regard to such jurisdiction’s conflict of laws principles.

(b)            Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement, shall be brought only in the Court of Common Pleas or the United States Federal District Court, in each case, located within the City of Cincinnati in the State of Ohio, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such matter, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the matter shall be heard and determined only in any such court and agrees not to bring any such matter arising out of or relating to this Agreement in any other court. The parties agree that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any matter referred to in this paragraph may be served on any party anywhere in the world.

Section 14.05. Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 14.06. Execution in Counterparts; Facsimile and E-Mail Signatures. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party hereto. A signature affixed to a counterpart of this Agreement and delivered by facsimile or electronic mail by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against the party on whose behalf it has been affixed.

Section 14.07. Entire Agreement; Amendments and Waivers. This Agreement (along with the Confidentiality Agreement and each other agreement, certificate, document or instrument executed in connection herewith) contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior agreements or understandings of the parties. Subject to Sections 2.05, 8.01(e) and 13.04, the parties may amend, modify and supplement this Agreement only by the written agreement of the Buyer, on the one hand, and the Sellers, on the other hand; provided, however, that nothing set forth in Section 14.10 shall be amended or restated without the prior written consent of Sellers’ Counsel (who are, for the avoidance of doubt, expressly made third-party beneficiaries of this Agreement). The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

78

Section 14.08.  Public Announcements. The parties shall consult with each other before making or issuing, or causing or permitting any Person to make or issue, any public statement or press release with respect to this Agreement or the transactions contemplated by this Agreement. No party shall issue any press release or make any public statement before obtaining the other parties’ prior approval, except that no such approval shall be necessary to the extent disclosure may be required by Law, in which case the party issuing such press release or making such public statement shall make reasonable efforts to notify the other of the existence of such requirement prior to publication. Notwithstanding the foregoing, nothing in this Section 14.08 shall limit or prohibit the Buyer, the Sellers or the Company from: (a) disclosing the consummation of the transaction contemplated hereby via email, on their websites and otherwise in the ordinary course of business; or (b) disclosing the financial terms and conditions, or any other terms and conditions, of this Agreement and the transactions contemplated by this Agreement to limited partners or investors, potential limited partners or investors, or in connection with fund raising, marketing, information or reporting activities.

Section 14.09.  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof.

Section 14.10.  Future Representation.

(a)            Each of the parties acknowledges and agrees that Sellers’ Counsel has acted as counsel to the Company and the Sellers in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b)            Without the need for any consent or waiver by the Buyer, any Target Company or any Seller, Sellers’ Counsel is permitted to represent any Seller after the Closing in connection with any matter related to the transactions contemplated by this Agreement (or any other document, instrument or agreement entered into in connection herewith, including the Escrow Agreement) or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Sellers’ Counsel is permitted to represent any Seller, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute with the Buyer, any Target Company, or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, including as claims for indemnification and disputes involving any other documents, instruments or agreements entered into in connection with this Agreement. In connection with the foregoing, each of the Buyer and the Company (for themselves and each of their respective Affiliates, including the other Target Companies) hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with: (i) Sellers’ Counsel’s prior representation of the Sellers and the Target Companies; and (ii) Sellers’ Counsel’s representation of the Sellers prior to and after the Closing.

79

(c)            Each of the Buyer and the Company (for themselves and for and on behalf of the other Target Companies) consents to the disclosure by Sellers’ Counsel to the Sellers of any information learned by Sellers’ Counsel in the course of its representation of the Sellers or the Target Companies, regardless of whether such information is subject to attorney-client privilege or Sellers’ Counsel’s duty of confidentiality and whether or not such disclosure is made before or after the Closing.

(d)            From and after the Closing, the Target Companies shall cease to have any attorney-client relationship with Sellers’ Counsel unless and to the extent Sellers’ Counsel is specifically engaged in writing by the Target Companies to represent the Target Companies after the Closing and either: (a) such engagement involves no conflict of interest with respect to the Sellers; or (b) the Sellers consent in writing at the time to such engagement. Any such representation of the Target Companies by Sellers’ Counsel after the Closing will not affect the foregoing provisions hereof. Furthermore, Sellers’ Counsel is permitted to withdraw from any representation of the Target Companies in order to be able to represent or continue so representing any Sellers, even if such withdrawal causes the Target Companies or the Buyer additional expense, delay or other prejudice.

[Signature pages follow]

80

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

SUMMIT FUNDING GROUP, INC.

By:	/s/ Richard L. Ross
Name: Richard L. Ross
Title: Chief Executive Officer

[Company Signature Page to Stock Purchase Agreement]

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

FIRST FINANCIAL BANK

By:	/s/ Archie M. Brown
Name: Archie M. Brown
Title: President and CEO

FIRST FINANCIAL BANCORP.

By:	/s/ Archie M. Brown
Name: Archie M. Brown
Title: President and CEO

[Buyer and Buyer Parent Signature Page to Stock Purchase Agreement]

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

RICHARD L. ROSS

/s/ Richard L. Ross

[Seller Signature Page to Stock Purchase Agreement]

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

CHRISTINE MARIE YEAGGY 2012 GIFT TRUST

By:	/s/ Louis S. Beck
Name: Louis S. Beck
Title: Trustee

JENNY LYNN YEAGGY 2012 GIFT TRUST

By:	/s/ Louis S. Beck
Name: Louis S. Beck
Title: Trustee

[Seller Signature Page to Stock Purchase Agreement]

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

RYAN BECK 2012 GIFT TRUST

By:	/s/ Richard A. Tonges
Name: Richard A. Tonges
Title: Trustee

STACI GRAEF 2012 GIFT TRUST

By:	/s/ Richard A. Tonges
Name: Richard A. Tonges
Title: Trustee

STEVEN BECK 2012 GIFT TRUST

By:	/s/ Richard A. Tonges
Name: Richard A. Tonges
Title: Trustee

[Sellers’ Representative Signature Page to Stock Purchase Agreement]

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

SELLERS’ REPRESENTATIVE:

RICHARD L. ROSS

/s/ Richard L. Ross

[Seller Signature Page to Stock Purchase Agreement]

EXHIBIT A

List of Sellers

1.	Richard L. Ross

2.	Ryan Beck 2012 Gift Trust dated August 24, 2012

3.	Staci Graef 2012 Gift Trust dated August 24, 2012

4.	Steven Beck 2012 Gift Trust dated August 24, 2012

5.	Christine Marie Yeaggy 2012 Gift Trust dated December 28, 2012

6.	Jenny Lynn Yeaggy 2012 Gift Trust dated December 28, 2012

EXHIBIT B

Balance Sheet Preparation Principles

Please See Attached.

EXHIBIT C

List of Company Subsidiaries

1.	Summit Financial Services, Inc.

2.	Summit RFG Corp.

3.	SFG Titling Co.

4.	Summit-Northlake Canadian Leasing Corp.

5.	Rockwell Financial SFG, Inc.

6.	New York Systems Exchange, Inc.

EXHIBIT D

Representations and Warranties Insurance Policy Binder

Please See Attached.

EXHIBIT E

Pro Rata Share